UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Western Alliance Bancorporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2011
To the Stockholders of Western Alliance Bancorporation:
The Annual Meeting of Stockholders (“Annual Meeting”) of Western Alliance Bancorporation (“Company”) will be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004 on Tuesday, April 26, 2011, at 8:00 a.m., local time, for the following purposes:
1.	To elect four Class III directors to the Board of Directors whose terms will expire at the 2014 annual meeting;

2.	To approve, in an advisory (non-binding) vote, the compensation of executives disclosed herein;

3.	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor; and

4.	To transact such other business as may properly come before the stockholders at the Annual Meeting.
Only stockholders of record at the close of business on March 4, 2011, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of the Company for a period of ten days prior to the Annual Meeting until the close of such meeting.
Your vote is important. Even if you plan to attend the Annual Meeting in person, please vote your shares of the Company’s common stock in one of these ways: (1) use the toll-free telephone number shown on the proxy card; (2) visit the website listed on the proxy card; or (3) mark, sign, date and promptly return the proxy card to the address provided. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.
By order of the Board of Directors,
Linda N. Mahan
Secretary
Phoenix, Arizona
March 21, 2011
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 26, 2011: This proxy statement, along with our annual report on Form 10-K for the fiscal year ended December 31, 2010, are available free of charge online at www.proxyvote.com.

PROXY STATEMENT
WESTERN ALLIANCE BANCORPORATION
One E. Washington Street, Suite 1400
Phoenix, Arizona 85004
GENERAL INFORMATION
This proxy statement is being provided to stockholders of Western Alliance Bancorporation (“Company”) for solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Company’s headquarters at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, at 8:00 a.m., local time, on Tuesday, April 26, 2011 and any and all adjournments thereof. This proxy statement, the Company’s annual report on Form 10-K, and the proxy card will be mailed to stockholders on or about March 21, 2011. The Company will pay all expenses incurred in this solicitation. The Company is soliciting proxies by mail, over the Internet and by telephone, and the Company’s directors, officers and employees may solicit proxies on behalf of the Company without additional compensation. In addition, the Company has retained Morrow & Co., LLC of 470 West Ave. Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $6,000 plus disbursements based on out-of-pocket expenses, telecommunicators, directory assistance and related telephone expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.
Your proxy is being solicited by the Board of Directors of the Company. Your proxy will be voted as you direct; however, if no instructions are given on an executed and returned proxy, it will be voted FOR the election of the four Class III director nominees whose terms will expire at the 2014 annual meeting and FOR the other proposals described in this proxy statement. Pursuant to SEC Rule 14a-21(b), the Company is exempt from holding a shareholder vote on the frequency of shareholder votes on executive compensation at this year’s annual meeting.
If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The Company is required to file an annual report on Form 10-K for its 2010 fiscal year with the Securities and Exchange Commission (“SEC”). Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K by visiting www.proxyvote.com or www.westernalliancebancorp.com, or by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
VOTING RIGHTS
Only stockholders of record at the close of business on March 4, 2011 (“Record Date”) are entitled to vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were 82,168,538 shares of common stock outstanding and eligible to be voted at the Annual Meeting. Each holder of common stock shall have one vote for each share of common stock of the Company in the holder’s name on the Record Date.
The accompanying proxy is for use at the Annual Meeting if a stockholder does not attend the Annual Meeting in person or will attend the Annual Meeting but wishes to vote by proxy. Proxies may be granted by completing a form over the Internet, using a toll-free telephone number, or completing the proxy card and mailing it in the postage-paid envelope provided. Stockholders who provide their proxy over the Internet may incur costs, such as telephone and Internet access charges, for which the stockholder is responsible. Eligible stockholders of record will not be able to provide their proxy through the Internet or over the telephone after 11:59 p.m. Eastern Time on April 25, 2011. After such time, stockholders of record will only be able to vote by attending the Annual Meeting and voting in person. Specific instructions to be followed by any stockholder interested in providing a proxy via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to direct the holders of their proxies to vote their shares as directed and confirm that their instructions have been properly recorded.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by voting in person at the Annual Meeting. Attendance at the Annual Meeting without voting will not revoke a previously provided proxy.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (“record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct.
If you do not give instructions, whether the broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. The Ratification of Auditor (Item 3) is the only proposal set forth in this proxy statement considered routine.
For each of the proposals to be considered at the Annual Meeting, abstentions and broker non-votes will have the following effect:
Item 1 — Election of Directors. Broker non-votes and abstentions will have no effect on this proposal.
Item 2 — Advisory (Non-Binding) Vote on Executive Compensation. Broker non-votes and abstentions will have no effect on this proposal.
Item 3 — Ratification of Auditor. Broker non-votes and abstentions will have no effect on this proposal.
If your shares are held in the name of a bank or broker, your ability to provide a proxy over the Internet or via the telephone will depend on the processes of your bank or broker. Therefore, we recommend that you follow the instructions on the form you receive.
Quorum and Summary of Proposals
The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote, for purposes of determining the presence of a quorum at the Annual Meeting. Our Board of Directors has recommended you vote “FOR” the director-nominees and the other proposals set forth in this proxy statement.
Item 1 — Election of Directors
Directors will be elected by a plurality of the votes cast in person or by proxy. There will be no cumulative voting in the election of directors.

Item 2 — Advisory (Non-Binding) Vote on Executive Compensation
The advisory vote will be approved if the votes cast for the proposal exceed those cast against the proposal. Because the vote is advisory, neither the Company nor the Board of Directors will be bound to take action based upon the outcome. However, the Compensation Committee and Board of Directors may consider the outcome of the vote when considering future executive compensation arrangements.
Item 3 — Ratification of Auditor
The proposal to ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors will be approved if the votes cast for the proposal exceed those cast against the proposal. If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2011 will stand, unless the Audit Committee finds other good reason for making a change.
Shares in the Company 401(k) Plan
If you hold shares in the Western Alliance Bancorporation 401(k) Plan, referred to as the 401(k) Plan, you may instruct the plan trustee on how to vote your shares in the 401(k) Plan by mail, by telephone or over the Internet as described above. You may vote or provide instructions with respect to all of the shares of our common stock allocated to your account on the Record Date.
In addition, your vote or instructions will also apply pro rata, along with the votes or instructions of other participants in the 401(k) Plan who return voting instructions to the trustee, to all shares held in the 401(k) Plan for which voting directions are not received. These undirected shares may include shares credited to the accounts of participants who do not return their voting instructions and shares held in the 401(k) Plan that were not credited to individual participants accounts as of the Record Date. The trustee will automatically apply your voting preference to the undirected shares proportionately with all other participants who provide voting directions.
CORPORATE GOVERNANCE
The Board of Directors is responsible for ensuring effective governance over the Company’s affairs. The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents are available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
Board Leadership Structure
In accordance with the Company’s bylaws, the Chairman of the Board is a discretionary position whose sole stated duty is to preside at meetings of the Board of Directors and meetings of stockholders, as well as to perform such other duties as assigned to him by the Board of Directors. The Chief Executive Officer is required to be a member of the Board of Directors, subject to the control of the Board of Directors, and has general supervision, direction and control of the business and officers of the Company. Our Chairman and Chief Executive Officer may be held by the same person or may be held by two persons. The Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate.

The Company has a Lead Independent Director because the Board believes the position can contribute to improved corporate performance in the following ways: (1) supporting effective communication and building a productive relationship between the CEO and other members of executive management and the Board; (2) leading the process for improving Board performance; and (3) assisting in a crisis. In addition to the duties of all Directors, the specific responsibilities of the Company’s Lead Independent Director are as follows:
•	Assist the Chairman/CEO with setting the Board agenda and schedules;

•	Preside at meetings in the absence of the Chairman/CEO;

•	Lead the Board in evaluating the Chairman/CEO;

•	Call for meetings of the independent and/or non-management directors as necessary, set the agenda and preside at such meetings;

•	Provide feedback to the CEO and management team on issues of interest or concern to the Directors, including ensuring the Board has the information it has requested;

•	Work with the Governance Committee regarding committee assignments, succession planning and Board candidates;

•	Work with the Governance Committee to lead the Board and individual directors through an annual evaluation process;

•	Assist new Board members and provide counsel needed to enable them to become active and productive contributors;

•	Facilitate outside director action in a crisis;

•	Stay informed about Company activities, strategies, performance and provide counsel and feedback to the Chairman/CEO;

•	Lead the Board to achieve consensus in its deliberations while reaching timely decisions;

•	Lead the Board process to ensure focus on strategic issues rather than minutiae; and

•	If requested, communicate directly with shareholders.
After careful consideration, the Nominating and Corporate Governance Committee (“Governance Committee”) has determined that the Company’s current Board structure combining the Chief Executive Officer and Chairman of the Board positions and utilizing a Lead Independent Director is the most appropriate leadership structure for the Company and its stockholders at this time. This determination was made based on a number of reasons, the most significant of which include the following:
•
As noted above, the Chairman has no specific duties under the Company’s bylaws, and therefore a combined Chairman and Chief Executive Officer role does not result in any consolidation of function or authority. On the other hand, the combined role allows for more productive meetings. The Chief Executive Officer is the individual selected by the Board of Directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

•
Our Board structure provides strong oversight by independent directors and in addition a majority of our operations are subject to extensive regulation. Our Lead Independent Director’s responsibilities include leading independent and non-management sessions of the Board of Directors during which our directors meet without management. These sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management. In addition, each of the Board’s standing committees, with the exception of the Finance and Investment Committee, is chaired by an independent director.

Director Selection Process
One of the primary responsibilities of the Governance Committee is to assist the Board of Directors in identifying, and reviewing the qualifications of, prospective directors of the Company. The Board of Directors and the Governance Committee periodically review the appropriate size of the Board. In considering candidates for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Governance Committee-recommended nominee.
The Governance Committee is guided by the following basic selection criteria for all nominees:
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The director’s/potential director’s character and integrity, experience and understanding of strategy and policy-setting, reputation for working constructively with others and sufficient time to devote to board matters;

•	The director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•
Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the SEC and listing standards of the NYSE;

•
Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business, such as experience in a regulated industry or a publicly held company;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•
Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in highly regulated environment.
The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
The Governance Committee will consider nominees for directors recommended by stockholders. A stockholder wishing to recommend a director candidate for consideration by the Committee should send such recommendation to the Company’s Corporate Secretary at the address shown on the cover page of this proxy statement, who will then forward it to the Governance Committee. Any such recommendation should include the following minimum information for each director nominee: full name, address and telephone number, age, a description of the candidate’s qualifications for service on the Board of Directors (such as principal occupation and directorships on publicly held companies during the past five years), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and the number of shares of Company common stock owned, if any. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Governance Committee as a nominee, must comply with certain advance notice requirements. See “Stockholder Proposals for the 2012 Annual Meeting” on page 47 for more information on these procedures.
If the Governance Committee receives a director nomination from a stockholder or group of stockholders who (individually or in the aggregate) beneficially own greater than 5% of the Company’s outstanding voting stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the candidate and stockholder or group of stockholders recommending the candidate and will disclose in its proxy statement whether the Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by stockholders, the Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Governance Committee conducts an independent due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by stockholders, will be similarly evaluated by the Governance Committee using the Board membership criteria described above.
Dr. Sung Won Sohn was appointed as a director on October 1, 2010, and is standing for election to the Company’s Board of Directors for the first time at this year’s Annual Meeting. The remaining nominees are current directors standing for re-election. The Governance Committee and the Board of Directors believe that all the nominees satisfy the above described director standards. Accordingly, all of such nominees were approved for election and re-election by the Board of Directors, based in part on the recommendation of the Governance Committee. With respect to this year’s Annual Meeting, no nominations for director were received from stockholders.
Board Composition
The Company’s bylaws provide that the Board of Directors will consist of not less than 8 nor more than 17 directors. The Board of Directors may, from time to time, fix the number of directors within these limits. The Company’s Board is currently fixed at 13 directors. In accordance with the terms of the Company’s Articles of Incorporation, the terms of office of the directors are divided into three classes:
•	Class I, whose current term will expire at the annual meeting of stockholders in 2012;

•	Class II, whose current term will expire at the annual meeting of stockholders in 2013; and

•	Class III, whose current term will expire at the annual meeting of stockholders in 2011.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual stockholders’ meeting following election. The number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes, such that each class shall be as nearly equal in number as possible.
The Board of Directors currently consists of 13 directors divided into three classes. Information regarding each of the Company’s directors is set forth below. All ages are provided as of December 31, 2010.
Class I Directors with Terms Expiring in 2012
Bruce Beach (age 61) has been a director of the Company since April 2005 and became Chairman of the Company’s audit committee and lead independent director in May 2009 and January 2010, respectively. Mr. Beach has been a director of Western Alliance Bank (doing business as Alliance Bank of Arizona and First Independent Bank) since its formation. Mr. Beach has been Chairman and Chief Executive Officer of Beach, Fleischman & Co., P.C., an accounting and business advisory firm in Southern Arizona, since May 1991. Mr. Beach is a certified public accountant, received a BS in business administration and an MBA from the University of Arizona, and has 35 years of experience in public accounting. Mr. Beach was the Vice-Chairman of Carondelet Health Network, one of the largest hospital systems in Southern Arizona, from July 2004 until December 2007, and served as the chairman of its audit committee from July 2003 until December 2007. Mr. Beach served a term as Chairman of Carondelet Health Network in 2008, and retired from the Carondelet board of directors on December 31, 2008. Mr. Beach’s experience as an accounting professional and his background as an executive and director contribute management and financial expertise to the Board, as well as leadership skills and significant knowledge of the southern Arizona business environment.

William S. Boyd (age 79) has been a director and stockholder of the Company since 2002 and was a founder of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Boyd has served as a director of Boyd Gaming Corporation since its inception in June 1988, and as Chairman of the Board of Directors since August 1998. Mr. Boyd also held the position of CEO of Boyd Gaming Corporation from August 1988 through December 2007, when he was elected to the office of Executive Chairman of that company, effective January 2008. Mr. Boyd has been a director of California Hotel and Casino since its inception in 1973. He has previously served on the Board of Directors and for the past eleven years has been the President of the National Center for Responsible Gaming. He served as a director of Nevada State Bank from 1965 to 1985. Mr. Boyd played a leading role in founding the William S. Boyd School of Law at the University of Nevada, Las Vegas. Mr. Boyd is the father of director Marianne Boyd Johnson. Mr. Boyd brings extensive experience in executive management to our Board, as well as experience in a highly regulated industry. He is the Chairman and former CEO of another NYSE-listed public company, and a prominent fixture within the Las Vegas business community where the Company’s largest bank affiliate operates. Additionally, Mr. Boyd has a law degree and actively practiced in Las Vegas for 15 years, specializing in business related matters. He also has over 20 years’ previous experience as a bank board director.
Steven J. Hilton (age 49) has been a director of the Company and Western Alliance Bank since December 2002 and February 2003, respectively. Mr. Hilton was the co-founder, and is the Chairman and Chief Executive Officer of Meritage Homes Corporation. Mr. Hilton founded Arizona-based Monterey Homes in 1985. Under Mr. Hilton’s leadership, Monterey became a publicly traded company and combined with Legacy Homes in 1997, resulting in the creation of Meritage Homes Corporation. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona. Mr. Hilton contributes considerable knowledge of the southwestern real estate market to the Board. As the chairman and chief executive officer of another NYSE-listed public company, Mr. Hilton also brings executive management experience, risk assessment skills and public company expertise to our Board.
Marianne Boyd Johnson (age 52) has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Since 1992, Ms. Johnson has been a member of the Board of Directors of Boyd Gaming Corporation and has served as its Vice Chairman of the Board since February 2001. Ms. Johnson was Senior Vice President of Boyd Gaming from December 2001 until December 2007, and she was promoted to Executive Vice President on January 1, 2008. Ms. Johnson has served Boyd Gaming since 1977 in a variety of capacities, including sales and marketing. Ms. Johnson served as a Director of Nevada Community Bank until its sale to First Security Bank (Wells Fargo) in 1993. Ms. Johnson is the daughter of director William S. Boyd. Ms. Johnson brings to the Board nearly two decades of experience in both the banking and highly regulated gaming industry, as well as extensive knowledge of the Las Vegas, Nevada market, and considerable public company experience.
Kenneth A. Vecchione (age 56) has been a director of the Company and Vice Chairman of its Bank of Nevada subsidiary since October 2007 and October 2010, respectively, and its President and Chief Operating Officer since April 2010. Prior to joining the Company, Mr. Vecchione was the Chief Financial Officer of Apollo Global Management, L.P., one of the largest private equity firms in the United States, from November 2007 to March 2010. Prior to that he served as the Vice Chairman and Chief Financial Officer of MBNA Corporation. His prior work experience also includes serving as Chief Financial Officer at AT&T Universal Card, First Data Corp Merchant Group and Citicorp Credit Card Services. Mr. Vecchione currently serves as a Director of International Securities Exchange and Chairman of its Audit and Finance Committee. He is also a member of the Executive, Compensation and Governance committees. Mr. Vecchione served as a director of Affinion Group and was the Chairman of its Audit Committee until January 2011. Mr. Vecchione is a graduate of the State University of New York. As the former chief financial officer of large financial institutions, Mr. Vecchione provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends and regulatory issues within the financial services industry, and as to his diverse relationships within the financial services community. Furthermore, Mr. Vecchione’s oversight of the Company’s banks and operations and in-depth involvement in the Company’s risk management processes provide the Board with valuable insight into the Company’s strengths and potential vulnerabilities.

Class II Directors with Terms Expiring in 2013
Cary Mack (age 51) has been a director of the Company since April 2005. Mr. Mack has been a director of Torrey Pines Bank since its formation in May 2003, and became Chairman of Torrey Pines Bank in July 2009. Mr. Mack is licensed in the State of California as a certified public accountant, attorney and real estate broker. He was formerly employed with PricewaterhouseCoopers’ audit and dispute resolution practices until 1990, when he became a founding stockholder, and the chief executive officer of Mack/Barclay Inc., a forensic certified public accounting, economic and information technology consulting firm specializing in the evaluation and resolution of complex economic and accounting issues in the business and litigation environments. Mack/Barclay was acquired in May 2006 by LECG Corporation, a global expert services firm that provides independent expert testimony and analysis, original authoritative studies, and strategic consulting services. Mr. Mack served as a managing director with LECG from 2006 through 2009. In June 2009, Mr. Mack became a Managing Principal at Southwest Value Partners Enterprises, a private real estate investment firm located in San Diego, California (“SVP”). Mr. Mack’s legal and accounting experience, his involvement in other companies’ auditing practices and risk management programs and policies, and his knowledge of the southern California real estate market provide the Board with invaluable expertise in these areas.
Todd Marshall (age 54) has been a director of the Company since inception and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Mr. Marshall has been a director of Marshall Retail Group since May 1976, is currently its Chairman and served as its Chief Executive Officer until January 2005. The Marshall Retail Group owns and operates stores in more than 70 locations, primarily in major casino-hotels in Nevada, Mississippi and New Jersey. He is currently the owner and President of Marshall Management Co., a real estate investment and property management company in Las Vegas. In July 2007, Mr. Marshall joined the board of directors of Consumer Health Services. Mr. Marshall’s long-standing history with the Company, his extensive leadership experience and knowledge of the Las Vegas retail market and community provide the Board with an important perspective for assessing and managing risks and planning for corporate strategy in one of its largest markets. Mr. Marshall also brings to the Board his experience in the highly regulated gaming industry and marketing and branding expertise.
M. Nafees Nagy, M.D. (age 67) has been a director of the Company since April 2004 and was a founding director of its first bank subsidiary, Bank of Nevada (formerly, BankWest of Nevada). Dr. Nagy has practiced medicine in Las Vegas for more than 30 years and specializes in oncology, clinical hematology, and cancer chemotherapy. He founded and is President and a director of the Nevada Cancer Centers. Dr. Nagy served for eight years as a member of the Nevada State Board of Medical Examiners and also served as its Secretary. Dr. Nagy is certified by the American Board of Internal Medicine and the American Board of Utilization Review and Quality Assurance and has consulted for several healthcare concerns. He was a member of the advisory board for Option Care. Dr. Nagy also has served as a member and the chair of the Medical Carrier Advisory Committee for the Clark County Medical Society and currently serves as a member of the Society’s Nominating Committee. Dr. Nagy formerly served as a director of Sun Bank for five years and Nevada Community Bank until its sale in 1993. He retired from the U.S. Army as a Lt. Colonel and served in Operation Desert Storm in 1991. In January 2008, the Governor of Nevada appointed Dr. Nagy to the special healthcare issues advisory board. Dr. Nagy brings to our Board a well-developed understanding of the Company’s business, history and organization, as well as leadership skills and knowledge of the Nevada medical community.

James E. Nave, D.V.M. (age 66) has served as a director of the Company and Bank of Nevada since their establishment in 1995 and 1994, respectively. Dr. Nave, a former officer in the armed forces, has owned the Tropicana Animal Hospital since 1974, and is the owner of multiple hospitals. He is the director of International Affairs and past president for American Veterinary Medical Association, a member and past president of the Nevada Veterinary Medical Association and the Western Veterinary Conference, as well as a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, and the American Animal Hospital Association. He has previously served as the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association, and as a member of the Executive Board of the World Veterinary Association. Dr. Nave was also the chairman of the University of Missouri, College of Veterinary Medicine Development Committee. He was a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. Dr. Nave has served on the board of Station Casinos, Inc. (“Station”), and as the chairman of its audit committee, since March 2001. Dr. Nave also served on the compensation committee and governance committee of Station until it became privately-held in November 2007. Dr. Nave chaired the Special Committee that took Station from a publicly-held to privately-held company, and now serves as the only independent director. Dr. Nave’s management skills, leadership experience, financial acumen and audit committee experience add an important dimension to our Board’s composition.
Class III Directors with Terms Expiring in 2011
The terms of Class III directors will expire at this year’s Annual Meeting. The Board has nominated the individuals listed below, all of whom are currently directors of the Company, to be elected as Class III directors at the Annual Meeting. See “Items of Business To Be Acted On At The Meeting — Item 1. Election of Directors” on page 45.
John P. Sande, III (age 61) has been a director of the Company and Western Alliance Bank since April 2007 and January 2011, respectively. He served as Chairman of the Board of Directors for First Independent Bank of Nevada from September 1999 through December 2010. Mr. Sande is a partner at Jones Vargas, a prominent Nevada law firm specializing in administrative law, government relations and trust and estates, and is admitted to the state and federal courts in California and Nevada. The Nevada Bankers Association is among the clients Mr. Sande represents before the Nevada legislature. He is a trustee of the William F. Harrah Trusts, serves as a director of Employers Holdings, Inc., and is a former director of Bank of America Nevada (Valley Bank of Nevada). He is also the Chairman of the Reno-Tahoe Open, a PGA Tour event in northern Nevada, and is on the Board of Directors of the Reno Air Racing Association. Mr. Sande graduated with great distinction from Stanford University, was named to its All Century Football Team and was inducted into the Stanford Athletic Hall of Fame. He also received his Juris Doctor degree from Harvard University where he graduated cum laude. Mr. Sande’s legal career and government relations experience give him the leadership and consensus-building skills to assist our Board on a variety of matters, including corporate governance, succession planning and risk oversight.
Robert G. Sarver (age 49) has been the Chairman and Chief Executive Officer of the Company since December 2002. He also served as the President of the Company from December 2002 to April 2010. He served as Chairman of the Company’s Torrey Pines Bank subsidiary from May 2003 to July 2009, and currently serves on the board of directors of both Torrey Pines Bank and Western Alliance Bank. He also served as the Chief Executive Officer of Torrey Pines Bank from May 2003 until June 2006. Mr. Sarver organized and founded National Bank of Arizona in 1984 and served as President at the time of the sale of that bank in 1994 to Zions Bancorporation. Mr. Sarver was the lead investor and Chief Executive Officer of GB Bancorporation, the former parent company of Grossmont Bank, from 1995 to 1997. Mr. Sarver served as Chairman and Chief Executive Officer of California Bank and Trust and as an Executive Vice President with Zions Bancorporation from June 1998 to March 2001. He served as a director and credit committee member of Zions Bancorporation from 1995 to 2001. Mr. Sarver is a director and audit committee member of Skywest Airlines and a director of Meritage Homes Corporation. He is also the Managing Partner of the Phoenix Suns NBA basketball team and a member of the board of directors of the Sarver Heart Center at the University of Arizona. Mr. Sarver brings extensive experience in banking, real estate and executive management to our Board. Mr. Sarver’s experience as a leader and entrepreneur in the southwest, where the Company operates, provide insight to the Board on the facts that impact both the Company and the communities in which it operates. Moreover, Mr. Sarver’s day-to-day leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise.

Donald D. Snyder (age 63) has served as a director of the Company and of Bank of Nevada since 1997. Mr. Snyder became Chairman of the Bank of Nevada in January 2010. He had earlier served as a founding director of the entity created to charter Bank of Nevada and was one of its initial investors. Mr. Snyder accepted an appointment, effective July 1, 2010, as Interim Dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas. He continues to serve as the Chairman of The Smith Center for the Performing Arts. He also is a director of NV Energy (formerly, Sierra Pacific Resources), Tutor Perini Corporation, and Switch Communications Group, LLC. Mr. Snyder served as a director of Cash Systems, Inc. from April 2005 to August 2008. Mr. Snyder was the President of Boyd Gaming Corporation from January 1997 to March 2005, having joined the company’s board of directors in April 1996, and its management team in July 1996. Prior to that, he was president and chief executive officer of the Fremont Street Experience LLC, a private/public partnership formed to develop and operate a major redevelopment project in Downtown Las Vegas. Mr. Snyder was previously chairman of the board of directors and chief executive officer of First Interstate Bank of Nevada, then Nevada’s largest full-service bank, from 1987 through 1991. During his 22 years with First Interstate Bank from 1969 to 1991, Mr. Snyder served in various management positions in retail and corporate banking, as well as international and real estate banking. He has served and continues to serve on the boards of numerous industry and community organizations. Mr. Snyder brings to our Board an extraordinary understanding of the Company’s business, history and organization as well as extensive leadership skills, banking and regulatory expertise and management experience.
Sung Won Sohn, Ph.D. (age 66) was appointed as a director of the Company and Torrey Pines Bank in October and December 2010, respectively. Dr. Sohn is Smith Professor of Economics and Finance at California State University CI and Vice Chairman of multi-national retailer Forever 21. He also currently serves on the boards of Cryo-Cell International and Claremont Graduate University. Dr. Sohn was the President and Chief Executive Officer of Hanmi Financial Corporation, a commercial bank in Los Angeles, California, with $4 billion in assets. Before joining Hanmi in 2005, Dr. Sohn was an Executive Vice President and Chief Economic Officer of Wells Fargo Bank. Prior to his tenure at Wells Fargo, Dr. Sohn was a senior economist on the President’s Council of Economic Advisors in the White House, and has also been a tenured college professor in the Pennsylvania State University System. He is author of the book Global Financial Crisis and Exit Strategy. He has served on the boards of Ministers Mutual Life Insurance Company, L.A. Music Center (Performing Arts), Park Nicollet Health Services, The Blake School, Minnesota Community College System, North Memorial Medical Center, Harvard Business School Association and the American Heart Association. Dr. Sohn was educated at the University of Pittsburgh and Harvard Business School. In addition to world class abilities in economic forecasting, Dr. Sohn offers our Board expertise and experience in banking, management and the southern California market.
Director Independence
The Company’s common stock is traded on the NYSE. The NYSE’s rules require that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under the NYSE’s rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, including its subsidiaries, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company, and a director must satisfy all categorical standards relating to independence, as set forth in Section 303A of the NYSE Listed Company Manual.
Of the 13 persons currently on the Board of Directors, including the Class III nominees, 10 have been determined by the Board to be independent under NYSE standards. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with such directors.

Messrs. Sarver and Vecchione are not considered independent because they have served as executive officers of the Company and/or one of its banking subsidiaries (“Banks”) within the last three years.
Mr. Hilton also is not considered independent. In evaluating Mr. Hilton’s independence, the Board considered the fact that Mr. Hilton is an investor in commercial real estate ventures in which Mr. Sarver also has an interest. Further, Mr. Sarver is the managing partner of the entity which owns the Phoenix Suns NBA basketball team, and Mr. Hilton is a limited partner in the Phoenix Suns ownership group. Mr. Hilton is also chairman of the board and chief executive officer of Meritage Homes Corporation (“Meritage”), and Mr. Sarver is a member of the board of directors of Meritage. The Board of Directors of Meritage considers Mr. Sarver to be a non-independent director. Accordingly, the Company’s Board of Directors concluded it is in the best interest of the Company’s stockholders that Mr. Hilton not be deemed an independent director.
In making its determination with respect to Mr. Mack’s independence, the Board considered the fact that Mr. Mack is employed by SVP and Mr. Sarver was an original founder and managing principal of SVP, but now holds a minority interest in SVP and no longer serves in a managing or controlling capacity for the company. The Company does not do business or engage in any transactions with SVP. The Board of Directors therefore concluded that Mr. Mack continues to be independent because SVP does not have a material relationship with the Company, and Mr. Sarver’s non-controlling interest in SVP is not sufficient to compromise Mr. Mack’s independence.
Meetings of the Board of Directors
The Board of Directors held seven meetings in 2010. Each current director attended at least 75% of the Board meetings and meetings of committees on which he or she served in 2010. The Company invites and encourages all of its directors to attend the Company’s annual meetings of stockholders, and all of the directors attended the 2010 annual meeting of stockholders, with the exception of Dr. Sohn who had not yet been appointed.
Executive sessions of non-management directors (consisting of all directors other than Messrs. Sarver and Vecchione) and independent directors’ sessions (consisting of all directors other than Messrs. Sarver, Vecchione and Hilton) are regularly scheduled and held during the Company’s regular quarterly Board of Directors meetings. In January 2010, the non-management directors selected Mr. Beach to serve as the Company’s lead independent director.
Board Role in Risk Oversight
Under the Company’s governance structure and applicable law, the Board of Directors is ultimately responsible for overseeing the Company’s risk management processes. The Board discharges this duty in part through its duly appointed committees. In particular, in accordance with NYSE requirements, the Audit Committee is primarily responsible for overseeing the Company’s overall risk management function on behalf of the Board. The Audit Committee periodically reports to the full Board on risk management. In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks associated with our executive compensation programs. For a discussion of the Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with those plans, see “Evaluation of Company Compensation Plans and Risk” on page 32 of this proxy statement. Likewise, the Finance and Investment Committee oversees the Company’s management of risks associated with its finance and investment functions.

At the Board’s direction, the Company made substantial changes and improvements to its internal risk management processes in 2010. In June, the Company hired a new senior Asset-Liability Manager, whose responsibilities include the development and implementation of formal risk mitigation strategies related to finance and investment activities. Also in June, the Company hired a new Chief Risk Officer (“CRO”), who was responsible for overseeing a comprehensive company-wide risk assessment that was completed in the fourth quarter of 2010 and for formalizing the overall enterprise risk management program. This included the establishment of a management Enterprise Risk Management Committee (“ERMC”), which is chaired by the CRO and is composed of most of the Company’s senior managers and staff. Under its charter, the ERMC meets on a regular basis throughout the year and is responsible for: (1) identifying and prioritizing business risks, (2) evaluating the effectiveness of risk mitigation activities, (3) ensuring that any identified risk control gaps are addressed, and (4) continually improving the Company’s risk management infrastructure. The CRO provides regular reports on ERMC activities to both the Audit Committee and the full Board of Directors.
In addition to the CRO reports, the full Board of Directors receives regular reports from the Company’s Chief Credit Officer regarding the quality of the Company’s credit portfolios, the effectiveness and administration of the Company’s credit related policies, the Company’s loan portfolio composition, and the results of internal credit examinations. Similarly, the Company’s Chief Financial Officer regularly reports to the full Board of Directors regarding the financial performance of the Company, issues related to capital and liquidity, and other issues related to corporate strategy and the finance function.
Finally, because the Board of Directors believes that skilled and well informed directors are vital to effectively fulfilling the Board’s governance responsibilities, including oversight of the Company’s risk management processes, it adopted a formal Director Training and Education Program as part of our Corporate Governance Guidelines in September of 2010.
Non-Employee Director Stock Ownership Guidelines
In September 2010, the Board of Directors adopted Stock Ownership Guidelines for directors and executive officers because it believes that it is important for the Company’s future success that senior management and directors own and hold a minimum number of shares of common stock of the Company in order to further align their interests and actions with the interests of the Company’s stockholders. The Stock Ownership Guidelines, which are formally incorporated into the Company’s Corporate Governance Guidelines, require non-employee directors to own a minimum of 20,000 shares of the Company’s common stock. There is a transition period of five years during which directors must achieve full compliance with these requirements. The Stock Ownership Guidelines are administered and enforced by the Board’s Compensation Committee, and compliance is monitored and reported to the Committee by the Company’s Chief Administrative Officer. Stock Ownership Guidelines for the Company’s executive officers can be found on page 30.
Communication with the Board and its Committees
Any stockholder or other interested person may communicate with the Board, a specified director (including the Lead Independent Director), the non-management directors as a group, or a committee of the Board by directing correspondence to their attention, in care of the Corporate Secretary, Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004. Anyone who wishes to communicate with a specific Board member, the non-management directors only or a specific committee should send instructions asking that the material be forwarded to the applicable director, group of directors or the appropriate committee chairman. All communications so received from stockholders or other interested parties will be forwarded to the director or directors designated.

Committees of the Board of Directors
As of December 31, 2010, the Company’s Board of Directors had four standing committees:
•	The Audit Committee;

•	The Compensation Committee;

•	The Nominating and Corporate Governance Committee; and

•	The Finance and Investment Committee.
Information with respect to these committees is listed in detail below.
Also, during fiscal year 2010, a Pricing Committee was established as a special committee in connection with public offerings of the Company’s common stock and debt securities.
The Company may appoint additional, or modify existing, committees of the Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the NYSE. The Company’s committee structure and membership information are available in the Investors Relations section of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
Audit Committee
The Company’s Audit Committee consists of six independent directors (Messrs. Beach, Mack and Sande and Drs. Nagy, Nave and Sohn). The Audit Committee held 17 meetings in 2010.
Mr. Beach serves as the Audit Committee’s chairman and the Board of Directors has determined that Mr. Beach meets the NYSE standard of possessing accounting or related financial management expertise. Each member of the Audit Committee is “financially literate” under NYSE listing standards, and the Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as defined by the SEC. For information regarding the qualifications of each member of the Audit Committee, please see the biographical information set forth above. The Audit Committee oversees the Company’s risk management functions, and its primary duties and responsibilities are to:
•
Serve as an independent and objective body and to otherwise assist the Board in its oversight of (a) the integrity of the Company’s financial statements and (b) the performance of the Company’s internal audit function, which may include oversight of outside firms that are contracted to provide internal audit and risk management services;

•
Be directly responsible for the appointment, compensation and oversight of any registered public accounting firm employed by the Company, or other firm, for the purpose of preparing or issuing an audit report or related work;

•
Be directly responsible for the appointment, compensation and oversight of any internal audit personnel, including any outside firms or persons that are contracted to provide internal audit and risk management services;

•	Pre-approve all auditing services and non-audit services provided to the Company by the independent auditor;

•	Prepare, or direct to be prepared, and review the report required by the proxy rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

•
Support an open avenue of communication among the independent auditor, financial and senior management, outside firms that are contracted to provide internal audit and risk management services, any employees of the Company who are involved in the Company’s internal audit function, and the Board;

•	Review the independent auditor’s qualifications and independence;

•	Oversee the Company’s risk management function;

•	Assist the Board in its oversight of and review the Company’s compliance with regulatory requirements; and

•	Make regular reports to the Board.

A copy of the Audit Committee charter, as amended in July 2010, is available in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
Compensation Committee
The Company’s Compensation Committee consists of three independent directors (Messrs. Marshall and Snyder, and Dr. Nave). Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Internal Revenue Code of 1986, as amended (“Code”), and a non-employee director under the Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Mr. Snyder serves as the Compensation Committee’s chairman. The Committee meets a minimum of four times per year, and held eight meetings in 2010.
The Compensation Committee’s powers, authority, responsibilities and duties include:
•
Retaining and terminating compensation consultants to be used to assist in the evaluation of directors’ and executive officers’ compensation, and to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.

•
Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, assisting the Lead Independent Director in the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommending compensation levels for the CEO to the full Board. In recommending any long-term incentive component of the CEO’s compensation, the Committee is to consider Company’s performance, stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years, and other matters the Committee deems relevant.

•
Approving all base salaries and other compensation of the Company’s executive officers who are in a position to exercise discretionary judgment which can substantially influence the affairs of the Company.

•
Establishing a compensation philosophy for the Company with regard to salaries and other compensation of executive officers which considers business and financial objectives, compensation provided by comparable companies and/or such other information as may be deemed appropriate.

•	Administering and implementing the Company’s incentive compensation plans and equity compensation plans.

•
Assessing the desirability of, reviewing and recommending for approval new incentive compensation plans to the Board and equity-based plans and any increase in shares reserved for issuance under existing plans.

•
Annually reviewing and making recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity compensation and other appropriate forms of compensation.

•
Annually preparing and issuing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, and reviewing and approving all other sections of the proxy statement relating to director and executive compensation, in accordance with applicable rules and regulations.

•
During any period in which the Company has government funds received pursuant to the Troubled Asset Relief Program, conducting semi-annual evaluations of Senior Executive Officer and employee compensation plans with the Corporation’s senior risk officers to ensure the plans do not encourage unnecessary or excessive risk or a manipulation of earnings, and provide all necessary narrative disclosures and certifications in the Company’s public filings.

The Compensation Committee also has the authority to delegate its authority to subcommittees and individual members of the Compensation Committee as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Compensation Committee at its next regularly scheduled meeting. A copy of the Compensation Committee charter, as amended in July 2009, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary. Further information regarding the Compensation Committee can be found beginning on page 19 of this proxy statement and the Compensation Committee Report appears at page 32.
Nominating and Corporate Governance Committee
The Governance Committee consists of four independent directors (Messrs. Boyd and Sande, Dr. Nagy and Ms. Johnson). Mr. Boyd serves as chairman of the Governance Committee. The Governance Committee held five meetings in 2010. The Committee’s primary duties include:
•	Identifying individuals qualified to become members of the Company’s Board of Directors and recommending director candidates for election or re-election to the Board;

•	Reviewing and assessing the effectiveness of the Company’s corporate governance structure and processes and, recommending any changes to the full Board and management;

•	Periodically recommending changes as to the size of the Board, if appropriate;

•	Developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company, and reviewing such Guidelines on an at least annual basis;

•	Making recommendations to the Board about succession planning for the Chief Executive Officer; and

•	Overseeing the annual evaluation process for the Board.
The Governance Committee also has the authority to delegate its authority to subcommittees and individual members of the Governance Committee as the Governance Committee deems appropriate; provided that any delegate shall report any actions taken to the whole Committee at its next regularly scheduled meeting. A copy of the Governance Committee charter, as amended in April 2010, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary. See “Director Selection Process” on page 4 for further information on the process by which directors are nominated for election to the Company’s Board.

Finance and Investment Committee
The Finance and Investment Committee (“Finance Committee”) consists of five directors (Messrs. Hilton, Marshall, Snyder, and Vecchione and Dr. Sohn). Mr. Vecchione serves as chairman of the Finance Committee. The Finance Committee held ten meetings in 2010. The Finance Committee is appointed by the Board of Directors to review strategies and oversee the effectiveness of financial risk management and investment activities at the Company and each of its subsidiaries. The Finance Committee’s duties include ensuring that:
•	Investments conform to policies and procedures and support the Company’s interest rate risk, capital and liquidity requirements;

•	Investments comply with regulatory restrictions and serve legal and legitimate purposes;

•	Investments are collectable and protect the interests of the Company’s depositors and stockholders;

•	Sufficient capital and liquidity is maintained for the Company’s operations; and

•	Additional sources of capital and liquidity are available should the need arise.
A copy of the Finance Committee charter, as adopted in April 2009, is available in the Governance Documents section of the Investors Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
Pricing Committee
On April 27, 2010, the Board of Directors established a special committee (“Pricing Committee”) and delegated its authority to determine the terms and conditions of the issuance and sale of debt securities in its $75 million public offering; and on August 12, 2010, the Board authorized the Pricing Committee to approve the pricing of the Company’s common stock in its $50 million public offering. The Pricing Committee consisted of three directors (Messrs. Hilton, Sarver, and Snyder). The Pricing Committee met twice in 2010.
Compensation of Directors
The following table provides information concerning the compensation of the Company’s non-employee directors for 2010. The Company does not pay employees of the Company, or one or more of the Banks, additional compensation for their service as directors. Accordingly, this table does not include Mr. Sarver. Mr. Vecchione is included to reflect compensation he received prior to becoming an employee of the Company in April 2010. Non-employee directors receive annual retainers, fees for meeting attendance, and equity grants in the form of non-qualified stock options or long-term restricted stock.
In 2010, non-employee directors were paid:
•	An annual retainer of $30,000;

•	Committee service retainers of $20,000 for the Audit Committee, $10,000 for the Finance & Investment and Compensation Committees, and $5,000 for all other committees, except the Pricing Committee;

•
Chairperson retainers of $15,000 for the Lead Independent Director, $15,000 for the Audit Committee Chairman; $10,000 for the Finance & Investment and Compensation Committee Chairs, and $5,000 for other committee chairmanships; and

•	Equity compensation equaling $20,000 in full value common stock.

	Fees Earned or Paid		All Other
Name	in Cash($)	Stock Awards ($)(1)	Compensation($)	Total ($)
Bruce Beach (2)	71,250	20,001	50,000	141,251
William S. Boyd	38,750	20,001	0	58,751
Steven J. Hilton (3)	37,500	20,001	13,500	71,001
Marianne Boyd Johnson	33,750	20,001	0	53,751
Cary Mack (4)	45,000	20,001	50,000	115,001
Todd Marshall	45,000	20,001	0	65,001
M. Nafees Nagy, M.D.	48,750	20,001	0	68,751
James E. Nave, D.V.M. (5)	52,500	20,001	24,000	96,501
John P. Sande, III (6)	48,750	20,001	30,000	98,751
Donald D. Snyder (7)	57,500	20,001	60,000	137,501
Sung Won Sohn, Ph.D.	15,000	0	0	15,000
Kenneth A. Vecchione	26,250	20,001	0	46,251

(1)
In accordance with SEC regulations, stock awards are valued at the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. For restricted stock, the FASB ASC Topic 718 fair value per share is equal to the closing price of the Company’s stock on the date of grant. Active directors were awarded 3,839 restricted shares on January 25, 2010. Half the shares vest on the second anniversary of the grant date, and the remainder vest on the third anniversary of the grant date.

Complete beneficial ownership information of Company stock for each of our current directors is provided in this proxy statement on page 43 under the heading, “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers.”

(2)
The amount shown in the all other compensation column for Mr. Beach includes a $50,000 annual retainer he earned in 2010 for serving as Chairman of the Board of Alliance Bank of Arizona (renamed Western Alliance Bank as of December 31, 2010).

(3)	The amount shown in the all other compensation column for Mr. Hilton includes meeting fees he earned in 2010 for serving on the Board of Directors of Alliance Bank of Arizona.

(4)	The amount shown in the all other compensation column for Mr. Mack includes a $50,000 annual retainer he earned in 2010 for serving as Chairman of the Board of Torrey Pines Bank.

(5)	The amount shown in the all other compensation column for Dr. Nave includes meeting fees he earned in 2010 for serving on the Board of Directors of Bank of Nevada.

(6)	The amount shown in the all other compensation column for Mr. Sande includes a $30,000 annual retainer he earned in 2010 for serving as Chairman of the Board of First Independent Bank of Nevada.

(7)	The amount shown in the all other compensation column for Mr. Snyder includes a $60,000 annual retainer he earned in 2010 for serving as Chairman of the Board of Bank of Nevada.
Audit Committee Report
The Board of Directors of Western Alliance Bancorporation approved the charter of the Company’s Audit Committee on April 27, 2005, and approved amendments to the charter on April 18, 2007, July 21, 2009 and July 26, 2010. The charter states that the primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: (i) the Company’s financial reports and other financial information provided by the Company to governmental bodies (e.g., federal and state banking regulators, the Securities and Exchange Commission, and the Internal Revenue Service) or the public; (ii) the Company’s systems of internal controls regarding finance, accounting, regulatory compliance and ethics that management and the Board of Directors have established; (iii) the Company’s internal audit function; and (iv) the Company’s auditing, accounting and financial reporting processes. The Audit Committee periodically reports on these and other pertinent matters that come before it to the Board of Directors.
The following six directors are currently members of the Audit Committee: Messrs. Beach (Chairman), Mack and Sande, and Drs. Nagy, Nave and Sohn. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the applicable laws and regulations relative to the independence of Directors and Audit Committee members, including, without limitation, the requirements of the SEC and the listing standards of the NYSE. The Board of Directors has further determined, in its business judgment, that each member of the Audit Committee is “financially literate” under NYSE listing standards and that Messrs. Beach and Mack each qualify as an “audit committee financial expert” as defined by the SEC. During 2010, the Audit Committee met 17 times.

While the Audit Committee has the duties and responsibilities set forth in the charter, it is not the responsibility of the Audit Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles in the United States of America (“GAAP”). Furthermore, it is not the duty of the Audit Committee to assure compliance with applicable laws, rules, and regulations. These are the duties and responsibilities of management, the Company’s independent registered public accounting firm, and others as described more fully below.
Management is responsible for the Company’s financial reporting process, which includes the preparation of the Company’s financial statements in conformity with GAAP, and the design and operating effectiveness of a system of internal controls and procedures to provide compliance with accounting standards and applicable laws, rules, and regulations. Management is also responsible for bringing appropriate matters to the attention of the Audit Committee and for keeping the Audit Committee informed of matters which management believes require attention, guidance, resolution, or other actions. McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for expressing an opinion on the conformity of the Company’s audited financial statement with GAAP.
During the year, the Audit Committee discussed with McGladrey & Pullen, LLP and the Company’s internal auditors, with and without management present, the overall scope and plans for their respective audits, the results of their examinations, and their evaluations of the effectiveness of the Company’s internal controls and of the overall quality of the Company’s financial reporting.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2010 with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm, and management. In addition, the Audit Committee discussed with McGladrey & Pullen, LLP those matters required to be discussed under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 and as currently in effect.
McGladrey & Pullen, LLP has provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and the Committee discussed with McGladrey & Pullen, LLP any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee reviewed and approved the fees paid to McGladrey & Pullen, LLP for audit and non-audit related services.
Based on the reviews and discussion referred to above, the Audit Committee approved the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
Submitted by the Audit Committee
Bruce Beach (Chairman)
Cary Mack
Dr. Nafees Nagy
Dr. James E. Nave
John P. Sande, III
Dr. Sung Won Sohn
The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference with any previous or future filings by the Company under the Securities Act of 1933 or the Exchange Act except to the extent that the Company specifically incorporates this report therein by reference.

Compensation Committee Matters
The Committee’s Processes and Procedures
The Compensation Committee currently consists of three independent directors (Messrs. Snyder, Marshall and Dr. Nave). Each member of the Compensation Committee is also an outside director for purposes of Section 162(m) under the Code, and a non-employee director under Section 16 of the Exchange Act. Mr. Snyder serves as chairman of the Compensation Committee. No member of the Compensation Committee is a current or former employee of the Company or any subsidiary. The Compensation Committee’s charter is reviewed no less than annually to ensure that the Compensation Committee is fulfilling its duties in aligning the Company’s executive compensation program with the creation of stockholder value. The Board of Directors adopted the Committee’s charter on April 27, 2005, and approved amendments to the charter on April 18, 2007, January 20, 2009 and July 21, 2009.
The Compensation Committee reviews the compensation of members of the Company’s Executive Management Committee (“EMC”) and approves final pay packages for all EMC members except for the CEO, whose compensation is recommended by the Compensation Committee and approved by the Board. The EMC consists of the CEO and certain senior officers of the Company and its operating subsidiaries. In evaluating and approving the compensation of EMC members, other than the CEO, the Compensation Committee receives input from the CEO and President and considers its own assessment of their performance as it has frequent exposure to these officers. Additionally, the Compensation Committee annually reviews and makes recommendations to the Board with respect to director compensation. Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee also reviews and approves the Company’s overall compensation philosophy and strategies.
The Compensation Committee’s charter provides the Compensation Committee with the sole authority and discretion to engage and terminate outside advisors to study and make recommendations regarding director or executive compensation matters, and has the sole authority to approve their fees and other retention terms. In 2009 and 2010, the Compensation Committee selected and engaged Hay Group (“Consultant’) to advise it on director and executive compensation matters. The Compensation Committee Chairman worked directly with the Consultant to determine the scope of the work needed to assist the Compensation Committee in its decision-making processes. The Consultant attended Compensation Committee meetings to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Compensation Committee.
In 2009 and 2010, the Compensation Committee engaged the Consultant to assist the Compensation Committee in analyzing the Company’s peer group and making decisions regarding compensation for the EMC. The Consultant analyzed compensation information from the national market, the banking industry and a comparator group, and presented its compensation analysis to the Committee.
The Chairman of the Compensation Committee works with management to set individual meeting agenda for the Compensation Committee following an overall annual calendar of regular activities. The CEO, President, the Company’s Chief Administrative Officer and Corporate Counsel are the primary representatives of management who interact with the Compensation Committee, and serve as liaisons between the Compensation Committee and Company management. These officers regularly attend Compensation Committee meetings, and provide input and recommendations on compensation matters, as discussed more fully in the Compensation Discussion and Analysis below. They work with other senior executives to develop and recommend compensation strategies and practices to the Compensation Committee for its review and approval, including the performance goals and weighting factors used in the Company’s annual bonus plan and base salary adjustments for specific officers. The Chief Administrative Officer also works directly with the Consultant on a variety of Compensation Committee matters and provides administrative support and assistance to the Compensation Committee.

Compensation Committee Interlocks and Insider Participation
Messrs. Snyder and Marshall and Dr. Nave were on the Compensation Committee during all of 2010. Mr. Vecchione resigned from the Compensation Committee concurrently with his appointment as President and Chief Operating Officer of the Company in April 2010, and in the months leading up to his hiring, he abstained from participating in Committee functions related to executive compensation. Each member of the Compensation Committee is an independent director under standards of the NYSE, is an outside director for purposes of Section 162(m) under the Code, and is a non-employee director under the Section 16 of the Exchange Act. No member of the Compensation Committee is a current or former officer or employee of the Company.
Mr. Sarver, the Company’s CEO and a director, is a member of the board of directors of Meritage Homes Corporation. Mr. Hilton, a director of the Company, is the chairman and chief executive officer of Meritage.
At December 31, 2010, the Company’s executive officers, directors and principal stockholders (and their related interests) were indebted to the Banks in the aggregate amount of approximately $36.8 million. This amount was approximately 0.87% of total gross loans outstanding as of such date. All of the foregoing loans (i) were made in compliance with Regulation O promulgated by the Federal Reserve Board; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features.
As a group, the Company’s directors and executive officers hold 15.68% of the outstanding common stock of the Company. Additional detail regarding the ownership of each director and executive officer can be found in the beneficial ownership table beginning on page 43.
Compensation Consultant Disclosure
Pursuant to its charter, the Compensation Committee has the sole authority to select and retain an independent compensation consultant for the purpose of assisting it in the evaluation of executive and director compensation. The Compensation Committee has retained Hay Group as its outside, independent compensation consultant. In this capacity, Consultant reports directly to the Committee and provides data, analysis and guidance to assist the Committee in ensuring that our executive compensation programs and director compensation programs are appropriate reasonable and consistent with the Committee’s compensation objectives. In 2010, the Committee directed the Consultant to conduct an independent and objective review of the competitiveness of the compensation for the Company’s senior executives. The Committee informed the Consultant its objective was to develop a thorough understanding of how the Company’s total direct compensation program and practice compares among companies included in its Peer Group. Consultant provides no services to the Company other than services that are requested by the Committee.

EXECUTIVE COMPENSATION
Executive Officers
Executive officers are appointed annually by the Board of Directors. Information regarding each of the Company’s non-director executive officers is set forth below. For information regarding Messrs. Sarver and Vecchione, see “Board Composition” on page 6. All ages are provided as of December 31, 2010.
Gerald “Gary” Cady has been the Company’s Executive Vice President of California Administration since May 2003. He served as President of Torrey Pines Bank from May 2003 to March 2009, and as its Chief Executive Officer from June 2006 to the present. From March 2009 through December 2010, Mr. Cady also assumed the role of President and Chief Operating Officer for Bank of Nevada. Mr. Cady was a director of the Company from June 2003 to April 2005. Mr. Cady has 33 years of commercial banking experience, including serving as Senior Vice President and Regional Manager for California Bank and Trust in San Diego from August 1987 to February 2003. Mr. Cady served on the Board of Grossmont Hospital and was Chairman of the Board from 2007 — 2008. He is currently a Director of the San Diego Symphony Orchestra Association and also serves on the Board of the Continuous Quality Insurance Corporation and the Sharp Memorial Hospital. Mr. Cady is 56.
James DeVolld has been the Company’s Executive Vice President of Northern Nevada Administration since January 2010. Mr. DeVolld became President of Western Alliance Bank in January 2011, and served as the President and Chief Executive Officer of First Independent Bank of Nevada (“FIBN”), from September 1, 2009 until FIBN was merged into Western Alliance Bank in December 2010. Mr. DeVolld joined FIBN in November 1999 as EVP/Chief Credit Officer and became President/Chief Credit Officer in May 2005. Mr. DeVolld also served on FIBN’s Board of Directors from 2007 until December 2010. Mr. DeVolld has 34 years of lending, business development and bank operations experience. Prior to FIBN, he worked for Pioneer Citizens Bank for 23 years in positions ranging from a teller to heading the business development and Private Banking Groups. Mr. DeVolld actively participates in community functions and organizations. Mr. DeVolld is currently the chairman of the Finance Committee for the Reno-Sparks Convention and Visitors Authority (RSCVA) and serves as the Secretary and Treasurer of the group as well. Mr. DeVolld is past chairman of the Boys and Girls Club of Truckee Meadows and continues to serve on their Board of Directors. Mr. DeVolld also serves on the Board of the Athletic Association of the University of Nevada and is also a past Chairman of the Board. Mr. DeVolld is 52.
Duane Froeschle has been the Executive Vice President of Credit Administration for the Company since February 2011. He also serves as the Chief Credit Officer and Tucson Market Manager for Western Alliance Bank. Mr. Froeschle served as Chief Credit Officer of the Company from 2002 to 2011, served as Vice Chairman of Alliance Bank of Arizona from 2002 to 2010, and was the Chief Credit Officer of Alliance Bank of Arizona from 2002 to 2007. He is also a director of Western Alliance Equipment Finance. Mr. Froeschle has 34 years of experience in commercial banking. Prior to joining the Company, Mr. Froeschle held various positions with National Bank of Arizona from June 1987 to June 2002, including Chief Credit Officer from June 1997 to December 2001. Mr. Froeschle is 58.
Dale Gibbons has been the Chief Financial Officer and an Executive Vice President of the Company since May 2003. He has been an Executive Vice President of Bank of Nevada since July 2004, and served as Bank of Nevada’s Chief Financial Officer from 2004 to 2007. He also has been a director and treasurer of Western Alliance Equipment Finance since 2006. Mr. Gibbons has 30 years of experience in commercial banking, including serving as Chief Financial Officer of Zions Bancorporation from August 1996 to June 2001. Prior to joining the Company, Mr. Gibbons undertook various consulting projects, including with the Company. From 1979 to 1996, Mr. Gibbons worked for First Interstate Bancorp in a variety of retail banking and financial management positions. Mr. Gibbons is 50.
Bruce Hendricks is CEO of Bank of Nevada and Executive Vice President of Southern Nevada Administration for Western Alliance. Mr. Hendricks served as President of Bank of Nevada from 2007 to 2009, and served as EVP/Regional President of the bank’s Sahara Regional Office since joining the bank in 2000. He began his career in 1969 in Las Vegas, and served as President/COO of American Bank of Commerce in Las Vegas and EVP/COO of First Security Bank of Nevada before joining Bank of Nevada. A graduate of University of Nevada Las Vegas, Mr. Hendricks is a past President of the UNLV Alumni Association and is active in local community organizations. Mr. Hendricks is 60.

James Lundy has been the Executive Vice President of Arizona Administration and the President and Chief Executive Officer of Western Alliance Bank since February 2003. Mr. Lundy was also a director of the Company from February 2003 to March 2005. From June 1991 to June 2002, Mr. Lundy served as Senior Vice President and Executive Vice President of National Bank of Arizona, and from December 2000 to June 2002, as Vice Chairman of National Bank of Arizona. Prior to that, Mr. Lundy oversaw National Bank of Arizona’s commercial banking function on a statewide basis, with direct responsibility for over $1 billion in commercial loan commitments, executive oversight of marketing and overall supervision of approximately 100 employees involved in commercial banking and marketing throughout Arizona. Mr. Lundy is 61.
Linda Mahan has been the Executive Vice President of Operations for the Company since July 2004. In this capacity, Ms. Mahan oversees centralized operations and technology. From 1994 to July 2004, Ms. Mahan was Chief Financial Officer of Bank of Nevada. Ms. Mahan was controller of Sun State Bank, Las Vegas, Nevada from 1982 until 1994. Her responsibilities at Sun State included accounting, human resources, and bank operations for six branches. Ms. Mahan graduated from the Pacific Coast Banking School in 2003. She has been in banking since 1974. Ms. Mahan is 53.
Robert R. McAuslan has been the Chief Credit Officer and Executive Vice President of the Company since February 2011. Prior to joining the Company, Mr. McAuslan was Senior Credit Executive for western U.S. markets with Mutual of Omaha Bank from November 2008 through January 2011. From September 2008 through November 2008, he was Executive Vice President and Chief Credit Officer of Community Bancorp, Las Vegas, Nevada, and from 2000 to 2008, he was Executive Vice President/Senior Credit Officer for western U.S. markets for BBVA/Compass Bank. Earlier, Mr. McAuslan served as Executive Vice President and Chief Credit Officer for H.F. Ahmanson/Home Savings of America from 1996-1999. Mr. McAuslan graduated from Northeastern University and received an MBA from Wharton Graduate Division, University of Pennsylvania. Mr. McAuslan is 62.
Patricia A. Taylor has been the Chief Risk Officer and Executive Vice President of the Company since June 2010. She previously served as Senior Vice President and Compliance Officer for PacWest Bancorp from April 2004 to June 2010. From 1994 to 2004, Ms. Taylor worked as a Director of Internal Audit Outsourcing for KPMG in which she was responsible for the ongoing management and supervision of outsourced internal audit engagement for multiple financial services clients. Ms. Taylor also spent 10 years as a National Bank Examiner with the Office of the Comptroller of the Currency, and has 27 years of financial services industry experience. Ms. Taylor is 49.
Merrill S. Wall has been the Chief Administrative Officer and Executive Vice President of the Company since February 2005. Mr. Wall has over 40 years of banking experience. He previously served as Executive Vice President and Director of Human Resources for Zions Bancorporation and its subsidiary, California Bank & Trust, from October 1998 to February 2005. From 1987 to 1998, Mr. Wall worked for H.F. Ahmanson/Home Savings of America as a senior executive managing both human resources and training corporate-wide. Mr. Wall also spent 17 years with First Interstate Bancorp in a variety of commercial, retail and administrative positions. Mr. Wall is 63.
Compensation Discussion and Analysis
Each year the Company has an opportunity to explain the “how” and “why” of its compensation decisions in the CD&A. For the past two years, the Company has also provided stockholders with the right to cast an advisory vote on the compensation of its executives. In 2010, over 75% of voting stockholders, representing over 67% of the Company’s outstanding shares, voted in favor of the compensation of the named executive officers as disclosed in last year’s proxy statement. The Compensation Committee believes the strong stockholder support of the Company’s executive compensation practices reflects approval of its pay practices through April 2010, and its overarching philosophy to be fair, reasonable and competitive.

Named Executive Officers
As used in this proxy statement, the term “named executive officers,” or “NEOs,” includes:
•	Robert Sarver, the Chairman and Chief Executive Officer (“CEO”);

•	Kenneth Vecchione, the President and Chief Operating Officer (“President”);

•	Dale Gibbons, the Chief Financial Officer (“CFO”);

•	Gerald Cady, the Executive Vice President of California Administration (“EVP-CA”); and

•	James Lundy, the Executive Vice President of Arizona Administration (“EVP-AZ”).
Overview of 2010 Performance and Compensation
Despite operating in three of the markets hit hardest by the economic downturn, Nevada, Arizona and Southern California, in 2010 the Company was successful in key areas, including:
•	Increase in price per share of common stock from $3.78 to $7.36 at year-end 2010;

•	Net interest margin rose from 3.97% to 4.23% at year-end 2010;

•	Pre-tax, pre-provision operating earnings increased from $17.3 million to $25.0 million at year end 2010, and increased for all four quarters during the year, and six consecutive quarters overall;

•	An 8-point improvement in operating efficiency ratio from 72% to 64%;

•	Pre-tax, pre-credit income up 44.5% from $17.3 million to $25.1 million at year-end 2010;

•	Reduction in net loss from $151 million to $7 million at year-end 2010;

•	Declining non-performing assets, as well as declining indicators of future non-performing assets;

•	An increase in total loans of $161 million;

•	An increase in total deposits of $616 million;

•	Termination by the Federal Deposit Insurance Corporation of the Consent Order at the Company’s Torrey Pines Bank subsidiary; and

•	Substantial progress in strengthening risk management and corporate governance throughout the Company.
Compensation decisions for 2010 were heavily influenced by the challenging conditions in the Company’s primary markets, the restrictions on executive compensation imposed by the Company’s participation in the Capital Purchase Program portion of the U.S. Department of the Treasury’s Troubled Assets Relief Program (“TARP”), and the desire to retain and hire talented and experienced executives who will lead the Company’s return to growth and profitability. In consideration of these critical factors, the following compensation decisions were made:
•	For the first time since 2007, the Company increased the cash salary for the CEO and CFO;

•
The CEO, CFO and EVP-CA were granted salary shares to maintain an appropriate level of total compensation for those key executives, while complying with TARP restrictions and motivating them to increase shareholder value;

•
Weighting factors used to calculate the Company’s Annual Bonus Plan for 2010 were adjusted to place greater emphasis on factors the Company and its subsidiaries can aggressively manage and control, such as ROA and Credit Quality;

•	The Committee granted eligible EMC members restricted stock to encourage management to focus on the Company’s long-term growth and to mitigate competitive disparities; and

•
The Board approved the compensation package for Mr. Vecchione, the Company’s President and Chief Operating Officer, who was hired to manage the day to day banking and operating activities of the Company and its banking subsidiaries, including financial management.

Compensation Philosophy and Guiding Principles
The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers. The Committee seeks to establish total compensation for members of the EMC that is fair, reasonable and competitive. The Company’s compensation program is designed to enable it to attract and retain high quality executive officers required to successfully manage and grow the Company. The Committee, the Board and management work together to ensure compensation practices fairly reward executives for leading the Company through challenging times, achieving predetermined performance criteria and implementing sound risk management practices. The Committee also takes action to ensure compensation is appropriately limited or restricted, when necessary to serve the best interest of the Company or as required by regulatory constraints.
Overview of Applicable Executive Compensation Regulations
The Company and its subsidiaries operate in a highly regulated environment, including significant oversight and restrictions on the compensation of executives. A brief summary of the regulatory framework is provided below:
•
As a participant in the TARP, the Company is subject to the standards for executive compensation in accordance with the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and implemented by the interim final rules on TARP Standards for Compensation and Corporate Governance (“Interim Final Rules”):

•	Ensuring that incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	Clawback of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	Prohibition on making “golden parachute payments” to our NEOs and the next five most highly compensated employees;

•
Prohibition on the payment or accrual of any bonus, retention award, or incentive compensation to our 5 most highly compensated employees (“MHCEs”), with the exception of long-term restricted stock not exceeding one-third of the employee’s annual compensation in that fiscal year and transferable by such employee as TARP proceeds are repaid;

•	Prohibition on the payment of tax gross-ups; and

•	An agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer.
•
As banking organizations, the Company and each of its banking subsidiaries must comply with the “Interagency Guidance on Sound Incentive Compensation Policies” published by the federal banking regulators in June 2010 (“Guidance”). The Guidance applies to incentive compensation arrangements for senior executives and others who are responsible for oversight of firm-wide activities or material business lines; individual employees whose activities may expose the organization to material amounts of risk; and groups of employees who, in the aggregate, may expose the organization to material amounts of risks. Incentive compensation for all of the foregoing employees must:

•	Provide employees incentives that appropriately balance risk and reward;

•	Be compatible with effective controls and risk-management; and

•	Be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

•
Pending the promulgation of final rules by the appropriate federal regulators, the Company will also be subject to the provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“DFA”) that:

•
Prohibit any types of incentive-based payment arrangement, or any feature of any such arrangement, that the regulators determine encourages inappropriate risks by the Company by providing excessive compensation or that could lead to a material financial loss; and

•	Require the disclosure to the appropriate federal regulator the structures of the Company’s incentive-based compensation arrangements.
Elements of Executive Compensation
The elements of the Company’s compensation program for NEOs during 2010 consisted of:
•	Base Salary

•	Annual Bonus

•	Long-term Equity Incentives (depending on eligibility under TARP rules)

•	Special (One-time) Bonus

•	Standard benefits and limited perquisites
As a result of the Interim Final Rules, the primary means remaining available to the Company for compensating certain NEOs and other covered employees is limited to cash salary, salary shares and, on a limited basis, restricted shares. A brief explanation of the factors used to determine each component of the NEOs’ compensation is provided in the sections that follow.
Annual Base Salary
The Company views a competitive annual base salary as an important factor in attracting and retaining executive talent. The Board of Directors determines the base salary for the CEO after reviewing the Compensation Committee’s recommendations and analyses. The Compensation Committee determines the base salary for other members of the EMC (including the NEOs) after considering recommendations from the Consultant, input from the CEO and President regarding the performance of each member, and making its own assessments regarding individual performance, experience and other factors.
2010 Salary Determination:
As discussed in detail in the Company’s 2010 proxy statement, the Compensation Committee recommended increasing the CEO’s annual base salary in 2010 primarily due to the following factors:
•
The tremendous contributions and dedication the CEO provided to the Company during the recession, including raising $80,000,000 and $200,000,000 in capital during 2008 and 2009, respectively, particularly given that the Company’s operations are concentrated in the Arizona, California and Nevada markets;

•
The desire to ensure the continued services of the CEO and to continue to align his interests with the Company’s shareholders, and after taking into consideration the impact of the Interim Final Rules;

•
Because the CEO had not received a base salary increase in three years, his base salary had fallen into the bottom third of the Company’s Peer Group, and the level of his total compensation in 2009 no longer represented a fair remuneration of his efforts; and

•	Similar increases taken by other financial institutions and Peer Group members due to the impact of the Interim Final Rules.

Based on those considerations, the Board approved the Compensation Committee’s recommendation of an annual cash salary of $650,000, plus annual salary shares in an amount equal to $521,0001 for the CEO in 2010. The CEO’s annual cash salary is 7% below the median of the Peer Group (the composition of the Peer Group is provided on page 30). Although it is not an exact comparison due to the TARP executive compensation restrictions summarized above, when compared to the long-term incentive compensation of CEOs in the Peer Group, the CEO’s annual salary shares are in the 44th percentile.
The Compensation Committee considered similar factors, in addition to the recommendations of the CEO and Consultant, to approve base salary increases for the CFO, EVP-CA and EVP-AZ. The base salaries approved for the remaining NEOs and their Peer Group comparisons, are reflected below:

NEO	2010 Cash Salary($)	% Variance to Median
CFO	330,000	-1
EVP-CA	315,000	5
EVP-AZ	270,000	-11
As two of the MHCEs, the CFO and EVP-CA also received salary shares in the amounts of $161,510 and $135,460, respectively, in 2010. The CFO’s and EVP-CA’s annual salary shares are in the 58th and 61st percentile, respectively, when compared to the 2010 long-term incentive compensation of the Peer Group.
The President joined the Company as an employee and officer on April 5, 2010, and, pursuant to the terms of the Employment Letter described in the Company’s Current Report on Form 8-K filed on the same date, earned a base salary of $500,000 during the year. The level of the President’s salary was based on the breadth of his responsibilities, including the oversight of all the Company’s banking and operating activities; his significant senior management experience at large financial institutions such as Apollo Global Management, L.P. and MBNA Corporation; and his anticipated contributions to the Company. The President’s base cash salary is in the 89th percentile of the Peer Group.
2011 Salary Determination:
None of the NEOs’ received salary increases for 2011, with the exception of the EVP-AZ. Although the Company made substantial progress on the road toward profitability in 2010, the Committee determined that salary increases beyond 2010 levels were not yet appropriate. Due to a significant increase in Mr. Lundy’s responsibilities resulting from the merger of First Independent Bank into Alliance Bank of Arizona (now known as Western Alliance Bank) in December 2010, the Committee found it appropriate to increase his annual base salary to $300,000 for 2011. The increase places EVP-AZ’s salary directly in the median of the Peer Group.
Pursuant to the terms of his Employment Letter, the President began earning salary shares at the rate of $500,000 annually beginning on January 1, 2011. At the time the President joined the Company, the Committee recognized he would become a MHCE in 2011, and determined the salary shares were necessary to allow the President’s total direct compensation to continue at a level commensurate with his responsibilities and contributions to the Company. The President’s annual salary shares are in the 83rd percentile when compared to the 2010 long-term incentive compensation of the Peer Group.

[1]
Salary shares take the form of fully-vested shares of common stock, and are granted concurrently with the regular payments of cash salary. At each salary payment date, the recipient is granted the right to a number of shares with a value on the payment date equal to the proportionate amount of the annual rate for the relevant pay period. To ensure the salary shares motivate the NEOs in the manner most beneficial to the Company and its stockholders, the Compensation Committee tied the transferability of the salary shares to the repayment of TARP funds. While the right to salary shares is fully vested when awarded, the salary shares only become transferable to the executive on a pro rata basis as the Company repays its obligations under TARP, in increments of no less than 25%.

Annual Bonus Plan
The Western Alliance Bancorporation Annual Bonus Plan (“Annual Bonus Plan”) is designed to create a pay-for-performance environment and is intended to motivate and retain qualified employees by providing the potential for an annual cash or equity award based on the Company’s achievement of pre-determined performance criteria. The 2010 Annual Bonus Plans for the Company and the Banks, including performance targets, were filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
The Annual Bonus Plan is designed to provide market competitive payouts for the achievement of threshold, target and maximum performance goals. Establishment of the performance levels (threshold, target, and maximum) takes into account all factors that management and the Committee deem relevant, including market conditions and an assessment of a level of growth that is both aggressive and achievable for each performance criterion.
2010 Annual Bonus Determination:
The 2010 bonus for eligible NEOs was determined based on the following criteria and weighting factors:

•	Organic Deposit Growth	15%
•	Organic Loan Growth	15%
•	Pre-tax, Pre-Credit Income	30%
•	Credit Quality	30%
•	Quality Control	10%
These metrics, and the weight placed on each of them, reflect the Company’s goals of increasing efficiency, earnings, growth and profitability. The Compensation Committee reviews and, if appropriate, adjusts the weighting of each component of the Annual Bonus Plan on an annual basis to ensure the bonus plan properly reflects the Company’s current goals and priorities.
A summary of the Company’s 2010 target goals for each bonus component and its actual performance is provided in the table below:

Weight	Factor	Target (1)	Actual	Weighted Percent
15%	Organic Deposit Growth	15%	12.6% WAL	12.6% WAL
			19.7% ABA	19.7% ABA
			17.1% TPB	17.1% TPB

15%	Organic Loan Growth	10%	3.94% WAL	0% WAL
			24.54% ABA	22.5% ABA
			14.5% TPB	20.6% TPB

15%	January-June Pre-tax, Pre-Credit Income	1.3% WAL	1.48% WAL	22.5% WAL
		1.6% ABA/TPB	1.24% ABA	0% ABA
			2.09% TPB	22.5% TPB

15%	July-December Pre-tax, Pre-Credit Income	1.5% WAL	1.69% WAL	22.5% WAL
		1.8% ABA/TPB	1.95% ABA	20.6% ABA
			2.31% TPB	22.5% TPB

15%	Credit Quality-Net Charge Offs	<2%	Fail WAL	0% WAL
			Pass ABA	15% ABA
			Pass TPB	15% TPB

15%	Credit Quality-NPAs	<2%	Fail WAL	0% WAL
			Pass ABA	15% ABA
			Pass TPB	15% TPB

10%	Quality Control (2)	2/Satisfactory	Pass WAL	5% WAL
			Pass ABA	5% ABA
			Pass TPB	5% TPB
			Total % of Target	62.6% WAL
			Bonus Available	97.8% ABA
117.7% TPB

(1)
The CEO’s and CFO’s bonuses are calculated based on the targets and actual performance of the Company (“WAL”). The bonuses of the EVP-CA and EVP-AZ were calculated based on the targets and actual performance of Torrey Pines Bank (“TPB”) and Alliance Bank of Arizona (“ABA”), respectively.

(2)	Quality Control refers to the Company’s performance as reflected in regulatory examinations and internal audits.
Annual incentive compensation under the Annual Bonus Plan is expressed as a percentage of annual cash salary, and bonus targets, achievements and payouts are included as shown in the table below.

			2010 Bonus	2010 Bonus Paid
Name (1)	Target (% of Base Salary)	2010 Bonus Earned ($)	Paid ($)(2)	(as % of Target)
CEO	100%	406,900	203,450	31%
President	100%	N/A	N/A	N/A
CFO	50%	103,290	51,645	31%
EVP-CA	50%	185,377	147,105	93%
EVP-AZ	50%	132,044	132,044	98%

(1)
NEOs who were also MHCEs in 2010 or are MHCEs in 2011 received their Annual Bonus Plan payments in the form of long-term restricted stock, and the Company limited the total value of each MHCE’s restricted stock grant(s) to no more than one-third of the NEO’s total annual compensation, as allowed by the Interim Final Rules. NEO bonuses for 2010 were awarded in January 2011 (for long-term restricted stock) or paid in February 2011 (for cash-based bonuses) and are set forth in the Summary Compensation Table and Grants of Plan Based Awards Table appearing at pages 33 and 34 below.

(2)
Although the Company achieved a majority (62.6%) of its performance goals in 2010 and made substantial steps toward returning to profitability, the Compensation Committee decided, in consultation with the CEO and President, that the Company’s bonus payouts should be reduced due to the Company’s failure to generate positive net income during the year. Therefore, the Compensation Committee approved paying Company employees, including the CEO and CFO, bonuses in an amount equal to half (31.3%) of the payouts they would have otherwise received under the Annual Bonus Plan.

Similarly, although TPB met or outperformed in nearly every performance category under the Annual Bonus Plan resulting in the potential for a payout of 117.7% of Target, its success was aided by the capital support and financial strength of the Company. Therefore, after taking into account adjustments to TPB’s net income reflecting the value of the Company’s support, the Compensation Committee approved paying the EVP-CA, 93.4% of his Target bonus amount. The same net income adjustment analysis was applied to ABA, yet it generated sufficient net income in 2010 to justify a full bonus payout, equal to 97.8% of Target, for its employees, including the EVP-AZ.

Pursuant to his Employment Letter, the President was not eligible to participate in the Company’s 2010 Annual Bonus Plan; however, he became eligible to participate in the Company’s 2011 Annual Bonus Plan on January 1, 2011.
2011 Annual Bonus Determination: For 2011, the Annual Bonus Plan was revised to include one set of bonus targets for all eligible employees, rather than setting separate targets for the Company and its subsidiaries. The following criteria and weighting factors will apply to all NEOs in 2011:

•	Organic Deposit Growth	15%
•	Organic Loan Growth	15%
•	Pre-tax, Pre-Credit Income	20%
•	Net Income	20%
•	Credit Quality	20%
•	Quality Control	10%
The 2011 Annual Bonus Plans, for the Company and the Banks, including performance targets, are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
Long-Term Equity Incentive Compensation
The Company considers long-term equity incentive compensation (“LTI”) critical to the alignment of executive compensation with stockholder value creation and an integral part of the Company’s overall executive compensation program. The Compensation Committee approves annual equity grants at its January meeting, except with respect to the CEO, whose annual grant generally is approved by the Board of Directors at its January meeting. The grant date for the annual equity grant generally is set during the week after the Company issues its earnings release for the prior fiscal year. Setting the grant date subsequent to the earnings release ensures that the price of the grant does not take advantage of nonpublic information by allowing time for the market to react to the information contained in the release.
As discussed in detail in last year’s proxy statement, for 2010 the Compensation Committee made a significant upward adjustment to the LTI awards for EMC members in order to encourage executives to focus on long-range strategic goals, and to remain competitive with the Peer Group. With the exception of the NEOs subject to TARP restrictions (i.e., CEO, CFO, and EVP-CA), the Compensation Committee approved awards of restricted stock for all EMC members in January 2010. As a result of that grant, the EVP-AZ received 26,000 restricted shares, vesting on the second and third anniversaries of the grant date.
Upon joining the Company in April 2010, the President received a grant of $500,000 in restricted stock, with 50% vesting on the second anniversary of the grant date, 25% vesting on the third anniversary of the grant date and 25% vesting on the fourth anniversary of the grant date. The Compensation Committee and CEO determined the amount and vesting schedule of the restricted stock grant was appropriate to attract, motivate and retain an executive being brought in at the President’s level.
When it evaluated the Company’s 2010 performance in January 2011, the Compensation Committee determined that the CEO, CFO and EVP-CA deserved additional recognition for their efforts to reposition the Company and for the Company’s strong turnaround in 2010 compared to 2009. The Committee noted the CEO, in particular, had demonstrated strong and insightful leadership in difficult times, and had shown a proven ability to access capital markets to the Company’s benefit. The Committee believes the benefits and rewards for the 2010 achievements will be reflected in the Company’s stock price in future years. Therefore, the Committee recommended and the Board approved a long-term restricted stock award for the CEO in the amount of $129,000, and the Committee approved long-term restricted stock grants for the CFO and EVP-CA, in the amounts of $12,490 and $9,540, respectively. The Committee ensured that such awards, when taken in combination with the long-term restricted stock granted to these executives pursuant to the Annual Bonus Plan, did not exceed one-third of each employee’s annual compensation for fiscal year 2010, and otherwise complied with TARP requirements.

Special Bonus Payment
Ordinarily the Company’s policies and decisions with respect to NEOs are not materially different than other executive officers of the Company; however, the Compensation Committee can take into account exceptional circumstances when making its decisions, so long as such decisions are believed to be in the best interests of the Company and its stockholders. In 2010, the Compensation Committee, in consultation with the CEO, approved to a one-time cash signing bonus of $1,000,000 in order to secure the services of Mr. Vecchione for the Company as President. Based on the caliber of the President’s talent, his substantial experience in the financial services industry, his knowledge of the Company based on his service as a director and the level of responsibility expected of the newly created position he was asked to fill, the Committee found it desirable to demonstrate the Company’s willingness to pay competitively to attract exceptional talent. Nevertheless, beginning January 1, 2011, the President’s compensation will vary in accordance with the Company’s success and similarly to other EMC members.
Executive Officer Stock Ownership Guidelines
In 2010, the Board of Directors adopted Stock Ownership Guidelines requiring the Company’s executive officers to own between 50,000 and 400,000 shares of the Company’s common stock, depending on their position and compensation level. The CEO is required to own no less than 400,000 shares, and the President no less than 200,000 shares. The CFO, EVP-AZ and EVP-CA are each required to own no less than 75,000 shares. There is a transition period of five years during which executive officers must achieve full compliance with these requirements.
Benefits and Perquisites
The Company offers executives the same basic benefit plans that are available to all full time employees (e.g., participation in our 401(k) Plan and group insurance plans for medical, dental, vision care and prescription drug coverage; basic life insurance; long term disability coverage; holidays; vacation, etc.), plus voluntary benefits that an executive may select (e.g., supplemental life insurance). The overall benefits philosophy is to focus on the provision of core benefits, with executives able to use their cash compensation to obtain such other benefits as they individually determine to be appropriate for their situations.
In 2010, perquisites for NEOs were minimal and were limited to business related functions and responsibilities. The Company believes in a compensation philosophy that deemphasizes benefits and perquisites for NEOs in favor of a leveraged compensation philosophy described above. Notably, the Company’s CEO has not requested Company reimbursement for any of his business related expenses in the last five fiscal years.
Non-Qualified Deferred Compensation Plan
NEOs may voluntarily defer cash compensation as part of the Western Alliance Bancorporation Nonqualified 401(k) Restoration Plan (“Restoration Plan”). The Restoration Plan was adopted in order to allow the EMC members to defer a portion of their compensation because they face statutory limits under the Company’s 401(k) Plan. We believe the Restoration Plan is a cost-effective method of providing a market-competitive benefit to the NEOs. For more information on the Restoration Plan, including amounts deferred by the NEOs in 2010, see the Deferred Compensation Plan table and accompanying narrative below.

Benchmarking of Compensation
The community banking industry has experienced significant turmoil during the past several years. As an illustration, more than 30% of the companies in the peer group included in the Company’s 2007 proxy statement have failed or been acquired. In light of the rapidly changing competitive environment, the Compensation Committee engaged the Consultant to prepare a competitive analysis of compensation for the Company’s top executive positions in 2009 and again in 2010.
The purpose of the competitive analysis was to help the Compensation Committee maintain executive compensation strategies that incorporate the Company’s compensation philosophy and address the following considerations: (1) continued compliance with TARP and other developing regulatory requirements; (2) a competitive review and identification of actions required to ensure that compensation is adequate to retain and motivate key executives; (3) refinement of the Compensation Committee’s risk assessment and certification process; and (4) reassessment of the Company’s ongoing executive compensation strategy and alignment of future business and human resource strategies.
The Peer Group includes 14 banking organizations the Company, in consultation with the Consultant, used to analyze the NEOs’ compensation as compared to market practices. This group of banking companies was compiled by considering all banks with total assets within a proximate range, both smaller and larger, of the Company’s total assets, and with a commercial banking focus. For compensation purposes, the Committee uses a subset of the larger group of companies that the Company uses for purposes of comparing financial and stock performance.
The Company believes the Peer Group is representative of those companies that are regional leaders in their markets and with which the Company competes for executive talent. The members of the Peer Group used in 2010 were:

•	Cathay General Bancorp	•	UMB Financial Corp.
•	IBERIABANK Corporation	•	CVB Financial Corp.
•	PacWest Bancorp	•	Capitol Bancorp, Ltd.
•	Prosperity Bancshares, Inc.	•	Umpqua Holdings Corp.
•	Boston Private Financial Holdings, Inc.	•	Trustmark Corporation
•	Pacific Capital Bancorp	•	First Financial Bancorp
•	Texas Capital Bancshares, Inc.	•	Sterling Bancshares, Inc.
The Compensation Committee believes that the NEOs should receive total compensation that is competitive with comparable employers in the financial services industry and closely aligned with both the Company’s short-term and long-term performance, while at the same time complying with applicable regulatory requirements. Since the Company competes nationally for executive talent, the Compensation Committee believes it is appropriate to generally target total direct compensation, or “TDC,” of the NEOs at approximately the 50th to 70th percentile of the Peer Group. However, actual TDC for executives may vary as necessary based on recommendations of the CEO or President, direction from the Board, performance of the Company or any subsidiary or division, individual performance, the experience level of individual executives, internal equity considerations, acquisition-related commitments, external market factors, and similar considerations.
Equity Compensation Plan Information
The following table provides information as of December 31, 2010, regarding outstanding options and shares reserved for issuance under the Company’s equity compensation plans.

	Number of shares to be	Weighted-average exercise	Number of shares
	issued upon exercise of	price of outstanding	remaining available for
	outstanding options,	options, warrants	future issuance under
Plan Category	warrants and rights	and rights ($)	equity compensation plans

Equity compensation plans approved by security holders (1)	2,663,834	15.80	1,849,549

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,663,834	15.80	1,849,549

(1)	Reflects awards issued under our 2005 Stock Incentive Plan.

Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s CEO and three highest paid executive officers, other than the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based,” as defined in Section 162(m). In addition, Section 162(m)(5) of the Code limits financial institutions that participated in the U.S. Department of the Treasury’s Capital Purchase Program from tax deductions for any NEO’s compensation greater than $500,000 during any applicable taxable year. The Compensation Committee believes that it is generally in the Company’s interest to structure compensation to come within the Section 162(m) deductibility limits. The Compensation Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in the best interests of the Company, but which may not qualify for tax deductibility under Section 162(m). The Compensation Committee considered the impact of the caps on the deductibility of compensation imposed by Code Section 162(m) in its design of executive compensation programs.
Furthermore, the Compensation Committee considered other tax and accounting provisions in developing the pay programs for the Company’s NEOs. These included special rules applicable to nonqualified deferred compensation arrangements under Code Section 409A and the accounting treatment of various types of equity-based compensation under FASB ASC Topic 718, as well as the overall income tax rules applicable to various forms of compensation. While the Company attempted to compensate executives in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately reward executives for the achievement of short- and long-term performance goals.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into our Annual Report on Form 10-K.
Evaluation of Company Compensation Plans and Risk
The Compensation Committee has engaged in a comprehensive review of the Company’s senior executive officer (“SEO”) and employee incentive plans in order to comply with the requirements of the Interim Final Rule. At least once every six months, the Compensation Committee meets with the Company’s Chief Administrative Officer, Chief Credit Officer, CFO, President, Chief Risk Officer, General Auditor, and Corporate Counsel to discuss, evaluate and review all of the Company’s employee compensation plans. The Compensation Committee and senior risk officers identify potential risks posed to the Company and risk mitigating factors within the plans. Based on input regarding long-term and short-term risks to the Company, the Committee amends the plans to include guiding principles, limitations on eligibility, clawbacks, and other features, as necessary, to ensure that SEOs and employees are focused on long-term value creation rather than short-term results.
Based on its most recent review of the compensation plans, an evaluation of the amount of payments made and the number of employees eligible for each plan, and discussions with the Company’s senior risk officers regarding the potential risks and how those risks are limited for each plan, the Compensation Committee determined that none of the Company’s incentive compensation plans pose a material risk to the Company.

The Compensation Committee certifies that:
(1)
It has reviewed with senior risk officers the SEO compensation plans and has made reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Compensation Committee
Donald D. Snyder (Chairman)
James E. Nave, D.V.M
Todd Marshall
Compensation Tables
Summary Compensation Table
The following table provides information concerning the compensation of the NEOs in each of the past three fiscal years in which each was an NEO. The column entitled “salary” discloses the amount of base salary paid to each named executive officer during the year, including amounts paid by the Company’s subsidiaries. The columns entitled “Stock Awards” and “Option Awards” disclose the fair value of an award of stock or options measured in dollars and calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The column entitled “Non-Equity Incentive Plan Compensation” discloses payments made under the Western Alliance Bancorporation Annual Bonus Plan.

						Non-Equity
						Incentive Plan	All Other
Name and				Stock	Option	Compensation	Compensation
Principal Position	Year	Salary($)(1)	Bonus($)	Awards($)(2)	Awards ($)(3)	($)(4)	($)(5)	Total ($)
Robert Sarver	2010	1,163,788	0	332,450	0	0	27,422	1,523,660
Chairman and Chief	2009	597,141	0	57,500	362,000	0	26,028	1,042,669
Executive Officer	2008	563,942	0	0	295,200	0	27,010	886,152

Kenneth	2010	365,385	1,000,000	500,000	0	0	6,025	1,871,410
Vecchione (6) President and Chief Operating Officer

Dale Gibbons	2010	488,625	0	64,135	0	0	14,275	567,035
Executive Vice	2009	311,539	0	15,000	108,600	0	22,763	457,902
President and Chief	2008	294,231	0	61,667	118,080	0	13,246	487,224
Financial Officer

Gerald Cady	2010	447,576	0	156,645	0	0	39,005	643,226
Chief Executive	2009	283,942	0	72,815	72,400	0	36,893	466,050
Officer of Torrey	2008	224,462	0	46,432	73,800	98,900	25,117	468,711
Pines Bank

James Lundy (7)	2010	266,827	0	135,460	0	132,044	21,674	556,005
Chief Executive Officer of Western Alliance Bank

(1)
Amounts for Messrs. Sarver, Gibbons and Cady include salary shares in the amount of $521,000, $161,510, and $135,460 respectively. Salary shares are fully vested when awarded; however, salary shares only become transferable by the executive on a pro rata basis as the Company repays its obligations under TARP, in increments of no less than 25%.

(2)
For restricted stock, the FASB ASC Topic 718 fair value per share is equal to the closing price of the Company’s stock on the date of grant. Pursuant to applicable TARP restrictions, for 2010 the CEO, CFO and EVP-CA received long-term restricted stock in lieu of compensation they would have received under the Company’s Non-Equity Incentive Plan Compensation.

(3)
For stock options, the FASB ASC Topic 718 fair value per share is based on certain assumptions that are explained in notes 1 and 13 to our financial statements, which are included in our Annual Report on Form 10-K.

(4)	The Non-Equity Incentive Plan Compensation is fully payable in 2010, and may not be deferred at the election of the NEO.

(5)
Components of the All Other Compensation column include premiums paid by the Company in 2010 with respect to life, disability, medical, dental and vision insurance for the benefit of the NEOs, and matching contributions made by the Company in 2010 to the NEOs’ health savings accounts, 401(k) Plan and/or the Restoration Plan, and perquisites.

	Insurance	Registrant Contributions to 401(k)
Name	Premiums ($)	and Restoration Plans ($) (a)	Perquisites ($)		Total ($)
Mr. Sarver	8,738	18,684			27,422
Mr. Gibbons	4,162	10,113			14,275
Mr. Vecchione	5,825	200			6,025
Mr. Cady	8,738	7,650	22,617	(b)	39,005
Mr. Lundy	8,738	4,013	8,923	(c)	21,674

(a)
Pursuant to our 401(k) Plan, the Company matches 50% of the executive’s first 6% of compensation contributed to the plan. Each executive is fully vested in his contributions. Earnings are calculated based on employees’ election of investments, and distributions are made at the normal retirement date, termination of employment, disability or death. For information on the Company’s contributions to the Restoration Plan, see the Nonqualified Deferred Compensation Table and accompanying narrative below. The Company also matches the first $300 contributed to an employee’s health savings account when they participate in the Company’s high-deductible health care plan.

(b)	Represents amounts paid by Torrey Pines Bank on behalf of Mr. Cady for his car allowance and business related country club membership.

(c)	Represents amounts paid by Western Alliance Bank on behalf of Mr. Lundy for his business- related country club membership.

(6)	Mr. Vecchione was not a NEO in 2008 or 2009.

(7)	Mr. Lundy was not a NEO in 2008 or 2009.
Grants of Plan-Based Awards During 2010
The following table contains information about estimated payouts under non-equity incentive plans and option and restricted stock awards made to each named executive officer during 2010. The threshold, target and maximum columns reflect the range of estimated payouts under the Western Alliance Bancorporation Annual Bonus Plan. These columns show the range of payouts targeted for 2010 performance under the Annual Bonus Plan, as described in the section titled “Annual Bonus Plan” in the Compensation Discussion and Analysis. The actual 2010 bonus payment for 2010 performance is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

The 6th and 7th columns report the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices. In all cases, the exercise price was equal to the closing market price of the Company’s common stock on the date of grant. The 8th column reports the aggregate FASB ASC Topic 718 value of all awards made in 2010. The values reported here are not apportioned over the service or vesting period.

					All Other
					Stock	Options	Exercise
					Awards:	Awards:	or Base
		Estimated Possible Payouts Under			Number of	Number of	Price of	Grant Date
		Non-Equity Incentive Plan			Shares of	Securities	Option	Fair
	Grant	Awards($)(1)			Stock or	Underlying	Awards	Value of
Name	Date	Threshold	Target	Maximum	Units(#)(2)	Options (#)	($/Share)	Awards ($)
Robert Sarver (3)	1/25/10	32,500	650,000	845,000	11,036	0	5.21	57,498
Kenneth Vecchione (4)	1/25/10	N/A	N/A	N/A	3,839	0	5.21	20,001
	4/5/10				84,317		5.93	500,000
Dale Gibbons (5)	2/11/10	8,250	165,000	214,500	3,219	0	4.66	15,001
Gary Cady (6)	1/25/10	7,875	157,500	204,750	13,976	0	5.21	72,815
Jim Lundy	1/25/10	6,750	135,000	175,500	26,000	0	5.21	135,460

(1)
Pursuant to the Interim Final Rules, the Company must prohibit the payment or accrual of any bonus during the TARP period to the Company’s five MHCEs, except the Company may award long-term restricted stock to MHCEs provided the value of the grant does not exceed one third of the employee’s annual compensation for that fiscal year.

(2)
This column does not include salary shares received by Messrs. Sarver, Gibbons and Cady in 2010, in the amount of $521,000, $161,510, and $135,460, respectively. Salary shares take the form of fully-vested shares of common stock, are granted concurrently with the regular payments of cash salary, and are disclosed as salary in the Summary Compensation Table above. Salary shares only become transferable by the executive on a pro rata basis as the Company repays its obligations under TARP, in increments of no less than 25%.

(3)	Mr. Sarver received his 2009 Annual Bonus Plan payment in long-term restricted stock, as allowed by the Interim Final Rules, and as disclosed in the Company’s 2010 Proxy Statement.

(4)
Pursuant to his Employment Letter, Mr. Vecchione was not eligible to participate in the Company’s 2010 Annual Bonus Plan; however, he became eligible to participate in the Company’s 2011 Annual Bonus Plan on January 1, 2011.

(5)
Mr. Gibbons received his 2009 Annual Bonus Plan payment in long-term restricted stock, as allowed by the Interim Final Rules, and as disclosed in the Company’s 2010 Proxy Statement. The February grant date reflects the date on which the Compensation Committee determined Mr. Gibbons’ status as a MHCE.

(6)	Mr. Cady received his 2009 Annual Bonus Plan payment in long-term restricted stock, as allowed by the Interim Final Rules, and as disclosed in the Company’s 2010 Proxy Statement.
Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options and restricted stock awards that had not vested as of December 31, 2010. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award. For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our stock at December 31, 2010 ($7.36), by the number of shares of unvested stock. Beginning in January 2006, options granted to NEOs have seven-year terms. Options granted prior to that time had ten-year terms.

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	that Have Not	that Have Not
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested (#)	Vested ($)
Robert Sarver	65,000	0	12.00	10/27/14	11,036	81,225
	35,000	0	29.00	1/17/13
	37,500	12,500	34.80	1/23/14
	30,000	30,000	15.90	1/23/15
	25,000	75,000	7.61	1/30/16

Kenneth Vecchione	3,000	3,000	15.90	1/23/15	88,156	648,828
	1,250	3,750	7.61	1/30/16

Dale Gibbons	45,000	0	7.03	5/29/13	7,469	54,972
	19,000	0	16.50	1/25/15
	15,000	0	29.00	1/17/13
	15,000	5,000	34.80	1/23/14
	12,000	12,000	15.90	1/23/15
	7,500	22,500	7.61	1/30/16

Gary Cady	30,000	0	7.03	4/23/13	17,176	126,415
	6,500	0	16.50	1/25/15
	7,500	0	29.00	1/17/13
	9,375	3,125	34.80	1/23/14
	7,500	7,500	15.90	1/23/15
	5,000	15,000	7.61	1/30/16

James Lundy	75,000	0	7.03	12/18/12	28,600	210,496
	7,500	0	16.50	1/25/15
	10,000	0	29.00	1/17/13
	9,375	3,125	34.80	1/23/14
	7,500	7,500	15.90	1/23/15
	5,000	15,000	7.61	1/30/16

(1)
The options shown with an expiration date of January 17, 2013, January 23, 2014, January 23, 2015, and January 30, 2016 were granted on January 17, 2006, January 23, 2007, January 23, 2008, and January 30, 2009 respectively, and have seven-year terms, vesting in equal 25% increments on the first, second, third and fourth anniversaries of the applicable grant date. All other options have ten-year terms and vest in equal 20% increments on the first, second, third, fourth and fifth anniversaries of the grant date.

Options Exercised and Stock Vested in 2010
The following table provides information concerning exercises of stock options and the vesting of restricted stock during 2010 for each of the NEOs on an aggregated basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options (i.e., the market price on the exercise date, less the exercise price); the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock. For stock that vested in 2010, the aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of our common shares on the vesting date.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercises ($)	Vesting (#)	Vesting ($) (1)
Robert Sarver	0	N/A	0	N/A
Kenneth Vecchione	0	N/A	0	N/A
Dale Gibbons	0	N/A	0	N/A
Gary Cady	0	N/A	0	N/A
James Lundy	0	N/A	0	N/A

(1)	Amounts reflect the closing market value of the stock on the day the stock vested.
Nonqualified Deferred Compensation in 2010
The Company sponsors the Restoration Plan, a non-qualified deferred compensation plan available only to members of the EMC. The Restoration Plan became effective in 2006. Under the 401(k) Plan, there is a statutory limit on the amount of compensation that can be taken into consideration in determining participant contributions and the Company’s matching contributions. The Restoration Plan allows participants to contribute 6% of their base salary and bonus compensation payable under the Annual Bonus Plan, without regard to the statutory compensation limit, but offset by participant contributions actually made under the 401(k) Plan. The Company makes matching contributions of 50% of the deferred amount up to 3% of all compensation as offset by the amount of matching contribution made on the participant’s behalf under the 401(k) Plan.
The following table provides information with respect to the Restoration Plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts. The column “Executive Contributions in 2010” indicates the aggregate amount contributed to such plans by each NEO during 2010. In 2010, no NEO received preferential or above-market earnings on deferred compensation, and no withdrawals or distributions were made.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance
Name	in 2010 ($)(1)	in 2010 ($)(2)	in 2010 ($)	at 12/31/10 ($)
Robert Sarver	22,067	11,034	8,294	236,080
Kenneth Vecchione	0	0	0	0
Dale Gibbons	5,496	2,749	1337	41,403
Gary Cady	0	0	274	6,936
James Lundy	0	0	875	22,185

(1)	Amounts in this column are included in the Summary Compensation Table in the Salary column.

(2)	Amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column, and as a portion of the Registrant Contributions column in footnote (5) to that table.
Potential Payments upon Termination or Change in Control
Other than the Employment Letter executed by the Company and Mr. Vecchione regarding the structure of his compensation, the Company does not have employment, change of control, severance or similar agreements or arrangements with any of its NEOs. The applicable award agreements under our 2005 Stock Incentive Plan provide that unvested stock options and restricted stock grants are forfeited immediately upon termination of employment for any reason. The stock option award agreements further provide that, if a recipient dies or his or her employment is terminated due to disability, all vested options must be exercised within 12 months after the date of death or termination. The award agreements further provide that if a recipient’s employment is terminated for any other reason (except termination for cause), he or she has 90 days from the date of termination to exercise all vested stock options. All of the Company’s award, employment, change of control, severance or similar agreements with its employees may be subject to TARP restrictions on golden parachutes.

The 2005 Stock Incentive Plan provides for the treatment of outstanding options and shares of restricted stock upon the occurrence of a “Corporate Transaction,” which is defined as:
•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

•	a sale of all or substantially all of the assets of the Company to another person or entity; or

•
any transaction, including a merger or reorganization, in which the Company is the surviving entity, which results in any person or entity other than persons who are stockholders or affiliates immediately prior to the transaction owning 50% or more of the combined voting power of all classes of stock of the Company.

In the event of a Corporate Transaction, unless the successor entity or a parent or subsidiary thereof has agreed in writing to assume or continue the Company’s outstanding stock options and restricted stock awards or to substitute new awards to replace such outstanding awards of the Company, then the outstanding stock options and restricted stock awards will vest in full, and the Board of Directors may elect, in its sole discretion, either to provide that all stock options will be exercisable for a period of 15 days prior to, and contingent upon, the consummation of the Corporate Transaction or to cancel any outstanding options and restricted stock and pay, or cause to be paid, to the holder an amount in cash or securities having a value:
•	in the case of restricted stock, equal to the formula or fixed price per share paid to holders of shares of the Company’s common stock in connection with the Corporate Transaction, or

•
in the case of options, equal to the product of the number of shares of common stock subject to the option multiplied by the amount, if any, by which the formula or fixed price per share paid to holders pursuant to the Corporate Transaction exceeds the exercise price of the option.

Assuming a December 31, 2010 Corporate Transaction, and assuming acceleration in full of the vesting of all outstanding stock options and restricted stock awards in accordance with the terms of the 2005 Stock Incentive Plan, the value of all stock options and restricted stock awards held by each NEO that would vest in full would be as follows:

Name	Value of Stock Options ($) (1)	Value of Restricted Shares ($)(2)	Total ($)
Robert Sarver	0	81,225	81,225
Kenneth Vecchione	0	648,828	648,828
Dale Gibbons	0	54,972	54,972
Gary Cady	0	126,415	126,415
James Lundy	0	210,496	210,496

(1)
For each share subject to an option whose vesting would be accelerated by a December 31, 2010 Corporate Transaction, the value of stock options is determined by the excess of our common stock’s closing market price per share of $7.36 on December 31, 2010 and the option’s exercise price per share. The zero values set forth in the table reflect the fact that all of the NEOs stock options that were “in the money” as of December 31, 2010, are also fully vested.

(2)	The value of each share of restricted stock subject to accelerated vesting is equal to our common stock’s closing market price per share of $7.36 on December 31, 2010.
In addition, pursuant to indemnification agreements entered into by the Company with certain of its directors and executive officers, in the event of a change of control of the Company, an independent party will be appointed to determine the rights and obligations of the indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent. For more information regarding the indemnification agreements, see “Employment, Noncompetition and Indemnification Agreements” below.

Under the Restoration Plan, the Company’s matching contribution in the executive’s account (and all earnings thereon) will become 100% vested immediately (if not already vested): (1) upon a change in control of the Company, or (2) on the date the executive reaches age 65, the date of his disability, or the date he dies, if the executive is employed by the Company on any such date.
Assuming a change in control or other vesting event occurred on December 31, 2010, the vesting benefit pursuant to the Restoration Plan to each NEO would be $236,080 for Mr. Sarver, $0 for Mr. Vecchione, $41,403 for Mr. Gibbons, $6,936 for Mr. Cady, and $22,185 for Mr. Lundy.
Employment, Noncompetition and Indemnification Agreements
Employment Agreements
As discussed above, other than the Employment Letter executed by the Company and Mr. Vecchione regarding the structure of his compensation, the Company has not entered into employment agreements with any of its NEOs.
Noncompetition Agreements
On July 31, 2002, the Company entered into Noncompetition Agreements with Messrs. Lundy, Sarver, and Snyder. The agreements are enforceable while each such person is employed by the Company as a senior executive or is a member of its Board of Directors and for two years following the conclusion of such service. Each agreement provides that, other than with the Company, the individual will refrain from (a) engaging in the business of banking, either directly or indirectly, or from having an interest in the business of banking, in any state in which the Company engages in the business of banking; (b) soliciting any person then employed by the Company for employment with another entity engaged in the business of banking; or (c) diverting or attempting to divert from the Company any business of any kind in which the Company is engaged. The agreement does not prohibit passive ownership in a company engaged in banking that is listed or traded on the NYSE, American Stock Exchange or NASDAQ, so long as such ownership does not exceed 5%. In the event of a breach or threatened breach, the Company is entitled to obtain injunctive relief against the breaching party in addition to any other relief (including money damages) available to the Company under applicable law.
Indemnification Agreements
At the time of its IPO, the Company entered into Indemnification Agreements with Messrs. Boyd, Lundy, Sarver, Snyder, and Froeschle, Drs. Nagy and Nave and Mses. Johnson and Mahan (“indemnitees”). These agreements provide contractual assurance of the indemnification authorized and provided for by the Company’s articles of incorporation and bylaws and the manner of such indemnification, regardless of whether the Company’s articles or bylaws are amended or revoked, or whether the composition of the Board of Directors is changed or the Company is acquired. However, such limitation on liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director. The Company’s bylaws include provisions for indemnification of its directors and officers to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such laws and is unenforceable.

The agreement provides for the payment, in whole or in part, of expenses, judgments, fines, penalties, or amounts paid in settlement related to a proceeding implicating an indemnitee if that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to criminal proceedings, the person must have had no reason to believe the relevant conduct was unlawful in order to obtain indemnification. Each agreement also provides for instances in which the Company will advance funds to the indemnitee and a related mechanism by which the Company may be reimbursed for such advances if it is ultimately found not obligated to indemnify the indemnitee in whole or in part. Further, the Company has agreed to pay for all expenses incurred by an indemnitee in his or her attempt to enforce the indemnification terms of his or her agreement, any other agreement or law, the Company’s bylaws or its articles of incorporation. The Company has also agreed to pay for all expenses incurred by an indemnitee in his or her attempt to seek recovery under any officers’ or directors’ liability insurance policies, without regard to the indemnitee’s ultimate entitlement to any such benefits.
Each agreement to indemnify is subject to a number of qualifications. For example, it does not apply to any proceeding instituted by a bank regulatory agency that results in an order assessing civil monetary penalties or requiring payments to the Company or instituted by an indemnitee against the Company or its directors or officers without the Company’s consent. Further, the Company’s obligations are relieved should it be determined by a judge or other reviewing party that applicable law would not permit indemnification. The Company is entitled to assert that the indemnitee has not met the standards of conduct that make it permissible under the Nevada General Corporation Law for the Company to indemnify its directors and officers.
In the event of a change of control of the Company, each agreement provides for the appointing of an independent party to determine the rights and obligations of an indemnitee and the Company with regard to a particular proceeding, and the Company has agreed to pay the reasonable fees for such party. If there is a potential change in control, the agreement provides that, upon the request of an indemnitee, the Company will establish and fund a trust for payment of reasonably anticipated expenses, and that the trust cannot be revoked upon a change of control without the indemnitee’s consent.
Certain Transactions with Related Persons
The Company and its banking subsidiaries have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors, officers, and principal stockholders of the Company and its subsidiaries (and their associates), including corporations, partnerships and other organizations in which such persons have an interest. Other than such banking transactions, there have been no transactions, since the beginning of fiscal 2010, nor is there any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. See “Compensation Committee Interlocks and Insider Participation” on page 20 for more information on these banking transactions.
Certain Business Relationships
Robert Sarver, the Company’s Chairman and Chief Executive Officer, controls a limited partnership that holds certain commercial real estate in which directors Hilton and Marshall are limited partners. This partnership is not related in any way to the Company’s operating or financial performance or the value of the Company’s shares. None of the directors, other than Mr. Sarver, is a managing or general partner in the limited partnership, nor do they have any other policy making role. Mr. Sarver also is the managing partner of the entity which owns the Phoenix Suns NBA basketball team. Director Hilton is a limited partner in the Phoenix Suns ownership group.
Mr. Sarver also serves as a director of Meritage Homes Corporation. Mr. Hilton is the chairman of the board and chief executive officer of Meritage.
Director Beach’s accounting firm, Beach, Fleischman & Co., P.C., performed certain tax preparation and related services for Robert Sarver and related entities in 2010. The revenue received for these services represented less than 0.5% of the firm’s total billings for the year.

Director Boyd, a director of the Company, was the chief executive officer of Boyd Gaming Corporation in 2007. Director Johnson, Mr. Boyd’s daughter, is also a director of Boyd Gaming Corporation. Robert L. Boughner, a director of Bank of Nevada and Boyd Gaming Corporation, is the chief executive officer and president of the Echelon Resort, a Las Vegas casino and resort project that is owned by Boyd Gaming Corporation. Director Snyder was the president of Boyd Gaming Corporation from January 1997 until March 2005.
Director Mack is currently a Managing Principal for Southwest Value Partners Enterprises, a private real estate investment firm in which Mr. Sarver holds a minority interest. None of SVP’s investments are related in any way to the Company’s operating or financial performance or the value of the Company’s shares. Mr. Sarver was an original founder and managing principal of SVP, but no longer serves in a managing or controlling capacity. Mr. Sarver is a member of SVP’s five-person underwriting committee.
Director Sande is a non-managing partner in the Nevada law firm of Jones Vargas. This firm provided limited legal services for the Company and its subsidiaries in 2010. Mr. Sande was not personally or actively involved in providing these services. The revenue received for these services did not exceed $120,000 and represented less than 0.5% of the firm’s total billings for the year.
Policies and Procedures Regarding Transactions with Related Persons
In April 2008, the Board approved a Related Party Transactions Policy (“Policy”) that can be found in the Governance Documents section of the Investor Relations page of the Company’s website at www.westernalliancebancorp.com or, for print copies, by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary.
The Policy applies only to specific transactions or arrangements with so-called related parties, which includes the Company’s directors, executive officers, beneficial owners of 5% of more of the Company’s voting securities, related entities, and immediate family members of the foregoing. In general, under the Policy, unless the transaction falls within the category of a pre-approved transaction, every transaction involving a related party that involves an amount greater than $10,000 must be reported to and approved an appropriate party. For transactions involving amounts equal to or lesser than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s CEO or Chairman of the Audit Committee, and with respect to related parties of the Banks, the Company’s CEO or the president of the applicable Bank. For transactions involving amounts greater than $120,000, the appropriate party is, with respect to related parties of Western Alliance Bancorporation, the Company’s Board of Directors or the Audit or Corporate Governance Committee, and with respect to related parties of the Banks, the Board of Directors of the Bank.
In accordance with Federal Reserve Board Regulation O, each of the Company’s bank subsidiaries has adopted a formal policy governing any extensions of credit to any officer, director or significant shareholder of the bank or any affiliate. These policies require, among other things, that any such loan (1) be made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with unrelated persons, (2) not involve more than the normal risk of collectability or present other unfavorable features for the bank, and (3) be approved by a majority of the bank’s full board of directors, without the direct or indirect participation of the interested person. Any transactions between the Company and an officer or director of the Company (or any of its affiliates), or an immediate family member of such an officer or director, falling outside the scope of these formal policies must be conducted at arm’s length. Any consideration paid or received by the Company in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances.

INDEPENDENT AUDITORS
Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed McGladrey & Pullen, LLP to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending December 31, 2010, and to report on the consolidated balance sheets, statements of income and other related statements of the Company and its subsidiaries. McGladrey & Pullen LLP has served as the independent auditor for the Company since 1994. Representatives of McGladrey & Pullen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the stockholders.
Fees and Services
The following table shows the aggregate fees billed to the Company for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP) for fiscal years 2010 and 2009:

	Fiscal Year 2010 ($)	Fiscal Year 2009 ($)
Audit Fees	807,000	902,000
Audit-Related Fees	33,000	38,000
Tax Fees	83,000	86,000
All Other Fees	136,000	144,000

Total	1,059,000	1,170,000
Audit Fees. Audit fees for 2010 include professional fees and costs associated with reviews of Registration Statement on Form S-3, related consents, and professional fees and costs associated with review of documents for a public offering. Audit fees for 2009 include professional fees and costs associated with reviews of Registration Statements on Forms S-3 and S-8, related consents, and professional fees and costs associated with review of documents for the private placement of securities. Audit fees for both years also include professional fees and costs associated with audits of Form 10-K and related items, and reviews of Forms 10-Q and related SAS 100 reviews.
Audit-Related Fees. Audit-related fees include audits of an employee benefit plan and services relating to various accounting and reporting matters.
Tax Fees. Tax fees include review of tax estimates and various tax consulting services.
All Other Fees. All other fees include regulatory compliance services.
The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to McGladrey & Pullen, LLP and RSM McGladrey, Inc. in 2010 and the proposed non-audit-related services and fees for 2011 and determined that such services and fees are compatible with the independence of McGladrey & Pullen, LLP.
Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax and other services provided by the independent auditors, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy or involves de minimis fees, the service will require specific approval by the Audit Committee. The Audit Committee may delegate to its Chairman the authority to pre-approve services of the independent auditors, provided that the Chairman must report any such approvals to the full Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth as of the Record Date, March 4, 2011, the record and beneficial ownership of the Company’s common stock by persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The Company knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of the Company’s common stock, except as set forth below.

	Shares of Common
	Stock Beneficially	Percentage of
Beneficial Owner	Owned	Class (1)
T. Rowe Price Associates (2)	7,864,205	9.57
Wellington Management (3)	6,269,893	7.63

(1)	Percentage calculated on the basis of 82,168,538 shares outstanding on March 4, 2011.

(2)
Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“TRP”) on February 14, 2011, TRP has sole voting power with respect to 1,082,638 shares of the Company’s common stock, and has sole dispositive power with respect to 7,864,205 shares of the Company’s common stock. TRP’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Based on a Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2011, Wellington has sole voting power with respect to 6,213,322 shares of the Company’s common stock, and has sole dispositive power with respect to 6,269,893 shares of the Company’s common stock. Wellington’s address is 280 Congress Street, Boston, Massachusetts 02210.

The following table sets forth certain information with respect to the beneficial ownership of common stock, as of the Record Date, March 4, 2011, by (a) each director and executive officer of the Company, and (b) the Company’s directors and executive officers as a group. The information contained herein has been obtained from the Company’s records and from information furnished to the Company by each individual.

	Shares of Common Stock	Percentage of
Beneficial Owner (1)	Beneficially Owned	Class (2)
Bruce Beach (3)	41,787	*
William S. Boyd (4)	3,310,711	4.03
Gary Cady (5)	183,404	*
James DeVolld (6)	78,937	*
Duane Froeschle (7)	294,301	*
Dale Gibbons (8)	232,571	*
Bruce Hendricks (9)	158,409	*
Steven J. Hilton (10)	413,729	*
Marianne Boyd Johnson (11)	858,585	1.04
James Lundy (12)	288,097	*
Cary Mack (13)	174,412	*
Linda Mahan (14)	139,746	*
Todd Marshall (15)	1,055,003	1.28
Robert McAuslan (16)	16,500	*
M. Nafees Nagy, M.D. (17)	1,028,590	1.25
James Nave, D.V.M. (18)	536,034	*
John P. Sande, III (19)	97,941	*
Robert G. Sarver (20)	3,318,905	4.04
Donald D. Snyder (21)	223,161	*
Sung Won Sohn (22)	2,751	*
Patricia Taylor (23)	20,000	*
Kenneth A. Vecchione (24)	172,756	*
Merrill Wall (25)	234,570	*

All directors and executive officers as a group (23 persons)	12,880,900	15.68

*	Less than one percent

(1)
In accordance with the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power and/or investment power with respect to the shares, or has a right to acquire beneficial ownership at any time within 60 days from March 4, 2011. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Shares subject to outstanding stock options and warrants, which an individual has the right to acquire within 60 days of March 4, 2011 (“exercisable stock options” and “exercisable warrants,” respectively), are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities. The business address of each of the executive officers and directors is One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Telephone: (602) 389-3500.

(2)	Percentage calculated on the basis of 82,168,538 shares outstanding on March 4, 2011.

(3)	Mr. Beach’s share ownership includes 15,000 shares subject to exercisable stock options.

(4)	Mr. Boyd’s share ownership includes 14,000 shares subject to exercisable stock options and 3,290,121 shares held by a trust.

(5)	Mr. Cady’s share ownership includes 77,750 shares subject to exercisable stock options, and 3,527 shares held in his Company 401(k) account.

(6)	Mr. DeVolld’s share ownership includes 16,997 shares subject to exercisable stock options, 32,095 held by a family trust, and 913 shares held in his Company 401(k) account.

(7)	Mr. Froeschle’s share ownership includes 111,250 shares subject to exercisable stock options, and 2,880 shares held in his Company 401(k) account.

(8)	Mr. Gibbons’s share ownership includes 132,000 shares subject to exercisable stock options, and 1,543 shares held in his Company 401(k) account.

(9)	Mr. Hendricks’s share ownership includes 91,250 shares subject to exercisable stock options, 12,500 held by a trust, and 2,050 shares held in his Company 401(k) account.

(10)
Mr. Hilton’s share ownership includes 20,000 shares subject to exercisable stock options, 230,491 shares held by a family trust, 136,548 shares held by a limited liability company, and 14,000 shares held in his children’s trust accounts.

(11)
Ms. Johnson’s share ownership includes 20,000 shares subject to exercisable stock options, 352,544 shares held by certain grantor retained annuity trusts, 266,781 shares held by two other trusts, and 202,206 shares held by a limited partnership.

(12)	Mr. Lundy’s share ownership includes 126,250 shares subject to exercisable stock options, and 2,664 shares held in his Company 401(k) account.

(13)	Mr. Mack’s share ownership includes 20,000 shares subject to exercisable stock options, 136,322 shares held by a family trust, and 10,500 held by a limited liability company.

(14)	Ms. Mahan’s share ownership includes 73,484 shares subject to exercisable stock options, and 3,261 shares held in her Company 401(k) account.

(15)	Mr. Marshall’s share ownership includes 14,000 shares subject to exercisable stock options, and 948,522 shares held by various trusts.

(16)	Mr. McAuslan’s share ownership includes 0 shares subject to exercisable stock options.

(17)
Dr. Nagy’s share ownership includes: (i) 491,313 and 4,410 shares held by a limited liability company and a trust, respectively; (ii) 446,150 shares held by two limited liability companies; (iii) 54,095 shares held by various trusts and (iv) 14,000 shares subject to exercisable options.

(18)	Dr. Nave’s share ownership includes 20,000 shares subject to exercisable stock options, 176,110 shares held by a profit sharing plan, and 125,818 held by his daughter.

(19)	Mr. Sande’s share ownership includes 8,406 shares subject to exercisable stock options, and 82,945 shares held by a family trust.

(20)
Mr. Sarver’s share ownership includes: (i) 30,000 shares held by Mr. Sarver’s spouse over which he disclaims all beneficial ownership, (ii) 5,000 shares held by Mr. Sarver’s children over which he disclaims all beneficial ownership, (iii) 245,000 shares subject to exercisable stock options, (iv) 189,758 shares held in a family trust, (v) 166,022 shares held by a limited partnership, (vi) 33,105 shares held by a corporation, and (vii) 3,547 shares held in his Company 401(k) account. Includes 2,749,466 shares pledged or held in a margin account.

(21)	Mr. Snyder’s share ownership includes 20,000 shares subject to exercisable stock options, and 196,571 shares held by a trust. Includes 86,082 shares pledged or held in a margin account.

(22)	Dr. Sohn’s share ownership includes 0 shares subject to exercisable stock options.

(23)	Mr. Vecchione’s share ownership consists of 7,000 shares subject to exercisable stock options.

(24)	Ms. Taylor’s share ownership includes 0 shares subject to exercisable stock options.

(25)	Mr. Wall’s share ownership includes 118,750 shares subject to exercisable stock options, and 2,545 shares held in his Company 401(k) account.
ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
Item 1. Election of Directors
Under the Company’s Articles of Incorporation, the Board is divided into three classes, with approximately one-third of the directors standing for election each year. The terms of four Class III directors will expire at this year’s Annual Meeting. The Board nominated four individuals to be elected as Class III directors at the Annual Meeting. The four individuals listed below, all of whom are currently directors of the Company, are the nominees to be elected as Class III directors at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named.
The term for directors elected this year will expire at the annual meeting of stockholders held in 2014. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.
The Board of Directors unanimously recommends that the stockholders vote “FOR” all of the following nominees:
John P. Sande, III
Robert G. Sarver
Sung Won Sohn, Ph.D.
Donald D. Snyder
Biographical information about these nominees may be found beginning at page 9 of this proxy statement.

Item 2. Advisory (Non-Binding) Vote on Executive Compensation
During the period in which the U.S. Department of the Treasury holds the Company’s securities acquired through the Capital Purchase Program, ARRA requires that we provide stockholders with the right to cast an advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosures therein.
Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and its affiliates, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible interests of management and stockholders. Our Board of Directors believes that our compensation policies and practices achieve these objectives.
Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.
Item 3. Ratification of Appointment of the Independent Auditor
The Audit Committee has appointed the firm of McGladrey & Pullen, LLP as the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2011 and the Company’s internal control over financial reporting as of December 31, 2011. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of the Company’s independent auditor is not required by our bylaws or otherwise, we are submitting the selection of McGladrey & Pullen, LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for the Company.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. The Company prepares reports for such filings of its officers and directors based on information supplied by them. Based solely on its review of such information, the Company believes that during the fiscal year ended December 31, 2010, its officers and directors were in compliance with all applicable filing requirements, except that: (i) Mr. Boyd filed one late report on shares purchased; (ii) Mr. DeVolld filed one late report for a restricted stock award; (iii) Ms. Johnson filed one amended report for a disposition/acquisition of shares; (iv) Mr. Marshall filed one late report on shares purchased; and (v) Dr. Sohn filed one late report upon his appointment to the Board.

ADDITIONAL INFORMATION
Stockholder Proposals for 2012 Annual Meeting
Any proposal which a stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to its 2012 Annual Meeting of stockholders must be received by the Company, directed to the attention of the Corporate Secretary, at its principal executive offices at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, no later than November 23, 2011. If a stockholder wishes to present a matter at the Company’s 2012 Annual Meeting that is outside the process for inclusion in the proxy statement, notice must be given to the Secretary not later than February 7, 2012. All stockholder proposals will be subject to and must comply with Nevada law and the rules and regulations of the SEC, including Rule 14a-8 under the Exchange Act, as amended.
Annual Report on Form 10-K
The Company has filed its Annual Report on Form 10-K for its 2010 fiscal year with the SEC, and a copy of the Annual Report on Form 10-K is enclosed with this proxy statement. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to the Company at One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attention: Corporate Secretary, or from the website, www.proxyvote.com.
Legal Proceedings
No director or executive officer of the Company is a party to any material pending legal proceedings or has a material interest in any such proceedings that is adverse to the Company or any of its subsidiaries.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement, or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, or Notices of Internet Availability of Proxy Materials or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to Western Alliance Bancorporation, One E. Washington Street, Suite 1400, Phoenix, Arizona 85004, Attn: Corporate Secretary, or by calling (602) 389-3500.
Other Business
Except as described above, the Company knows of no business to come before the Annual Meeting. However, if other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote in accordance with the determination of a majority of the Board of Directors on such matters.
BY ORDER OF THE
BOARD OF DIRECTORS
ROBERT G. SARVER
CHAIRMAN OF THE BOARD
Dated: March 21, 2011

WESTERN ALLIANCE BANCORPORATION ATTN: DALE GIBBONS ONE EAST WASHINGTON STREET 14th FLOOR PHOENIX, AZ 85004
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DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1.	Election of Directors
Nominees

01	John P. Sande, III	02 Robert G. Sarver	03 Sung Won Sohn, Ph.D.	04 Donald D. Snyder

The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2	Approve, in an advisory (non-binding) vote, the compensation of executives, as disclosed in the proxy statement.				☐	☐	☐

3	Ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Each joint owner should sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
WESTERN ALLIANCE BANCORPORATION
Annual Meeting of Stockholders
April 26, 2011 8:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Dale Gibbons and Linda Mahan, jointly or severally, proxies, with the full power of substitution, to vote shares of common stock of WESTERN ALLIANCE BANCORPORATION owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at 08:00 AM, PDT on 4/26/11, at 1 E. Washington St., Ste 1400, Phoenix, AZ 85004, and any adjournment or postponement thereof, as specified on the reverse site of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.
The undersigned also provides directions to Charles Schwab Trust Co., Trustee, to vote shares of common stock of Western Alliance Bancoporation allocated, respectively, to accounts of the undersigned under the Western Alliance Bancorporation 401(k) Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof as specified on the reverse side of this card.
Where a vote is not specified:
The proxies will vote all such shares owned of record as recommended by the Board of Director on all proposals; and
Charles Schwab Trust Co., as Trustee, will vote all such shares allocated to the Western Alliance Bancorporation 401(k) Plan account of the undersigned on all proposals in the same manner and proportion as shares for which voting instructions are received.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side